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Electronically transmitted to the Securities and Exchange Commission on August    , 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AUGUST TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1729485 (I.R.S. Employer Identification No.)
4900 West 78th Street Bloomington, Minnesota 55435 (952) 820-0080 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John M. Vasuta, General Counsel, August Technology Corporation
4900 West 78th Street
Bloomington, Minnesota 55435
(952) 820-0080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert K. Ranum, Esq. Fredrikson & Byron, P.A. 4000 Pillsbury Center 200 South Sixth Street Minneapolis, Minnesota 55402-1425 (612) 492-7000 (612) 492-7077 (fax)	Douglas P. Long, Esq. Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 (612) 766-7000 (612) 766-1600 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, no par value	3,884,988 shares	$9.93	$38,577,931	$3,122

(1)
Includes 506,738 shares which may be sold upon exercise of the underwriters' over-allotment option.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on August 13, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisidiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST     , 2003

PROSPECTUS

3,378,250 Shares

Common Stock

        We are offering 3,000,000 shares of our common stock. The selling shareholders identified in this prospectus are offering an additional 378,250 shares of common stock. Our common stock is traded on the Nasdaq National Market under the symbol "AUGT." On August 20, 2003, the last reported sale price for our common stock was $10.40 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

	Per Share	Total
Public Price	$	$
Underwriting Discounts	$	$
Proceeds, before expenses, to August Technology Corporation	$	$
Proceeds, before expenses, to the selling shareholders	$	$

        The underwriters have a 30-day option to purchase up to an additional 506,738 shares of common stock from us to cover over-allotments.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. It is illegal for any person to tell you otherwise.

Needham & Company, Inc.
Adams, Harkness & Hill, Inc.
A.G. Edwards & Sons, Inc.
RBC Capital Markets

The date of this prospectus is                            , 2003

Description of Inside Front Cover

At the top of the page is the following text: "The AXi, EXi, 3Di, NSX, and WAV product lines provide fast and consistent two and three dimensional wafer and die inspection for defects larger than 0.5 micron. The flexibility of our systems allows microelectronic device manufacturers to implement automated, 100% inspection throughout the manufacturing process. These solutions inspect microelectronic devices for defects such as scratches, particles and mechanical damage. Our YieldPilot data management and analysis package translates inspection data into valuable information for analysis, which in turn facilitates enhancements throughout the manufacturing process." This paragraph is accompanied by photos of our AXi, EXi, WAV, 3Di, NSX and YieldPilot products.

At the bottom of the page is a grid showing the various steps of the microelectronic device manufacturing process, segmented by front-end and final manufacturing. The chart highlights our various products and the stages of the process in which these products are used. The chart depicts that our tools are used for automated advanced macro inspection and data management and analysis in the front-end of the process, and that our tools are used for automated advanced macro inspection and metrology in the final manufacturing step of the process.

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        Our logo and the name of our products named in this prospectus are our trademarks, trade names or service marks. August Technology, NSX, CV, 3Di, AXi, EXi, Rapid Confocal Sensor, RCS, YieldPilot, WAV and VersaScope are our key trademarks. Each trademark, trade name or service mark of another company appearing in this prospectus belongs to its holder, and does not belong to us.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read this prospectus carefully. All references to "we," "us," "our," "August" or "the company" in this prospectus mean August Technology Corporation. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our Company

        Since our founding in 1992, we have become recognized as a world-class provider of automated defect detection and product characterization systems for microelectronic device manufacturers. Our systems provide manufacturers with information that enables process-enhancing decisions, ultimately lowering manufacturing costs, improving time-to-market and enhancing the performance of their products. We combine our core competencies in machine vision technology, optics, lighting and precision motion control with our proprietary software and extensive microelectronic-specific applications experience to deliver scalable, modular systems that excel at the automated detection of advanced macro defects, which we define to be defects greater in size than 0.5 microns. We sell our systems to many of the leading microelectronic device manufacturers throughout the world for inspecting semiconductors, advanced packaging applications, optoelectronics, micro electromechanical systems ("MEMS"), data storage and micro displays.

        Rapid advances in microelectronic device technology have allowed manufacturers to enhance the quality and capabilities of these devices. These same enhancements have also increased the cost and complexity of the manufacturing process, as well as the need to ensure quality and reliability, and have made inspection and rapid detection of defects during multiple stages of the manufacturing process increasingly critical. Our products address the need to automate the inspection process for advanced macro defect detection, a process that is otherwise typically performed manually by engineers and technicians using microscopes. Using manual inspection, microelectronic manufacturers are unable to capture critical process data quickly by inspecting every wafer and die after each process step, resulting in a loss of yield, productivity constraints, potentially defective shipments, slower time-to-market, or increased labor and facility requirements. We help solve these problems by providing:

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  fast, automated, 100% wafer inspection;

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  data collection to enable higher productivity and yields;

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  scalable, modular inspection platforms;

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  access to expert application development resources; and

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  focused efforts toward advanced macro inspection solutions.

        Our goal is to dominate the automated inspection market and generate complete product characterization solutions for evolving microelectronic markets in order to drive down costs and time-to-market. We have identified five strategic initiatives that are critical to successfully implementing our vision:

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  maintain market diversification;

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  extend our technology leadership position;

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  develop customer application partnerships;

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  strengthen our global presence; and

  •
  take advantage of external growth opportunities.

        We have traditionally provided systems to address the automated inspection needs of the final manufacturing, or back-end, of the microelectronic device manufacturing process, including test, assembly and packaging. We recently have introduced two new systems for advanced macro detection earlier in the front-end wafer manufacturing process. In addition to internal development, we look to expand through strategic acquisitions of complementary products and technologies. In April 2003, we completed the acquisition of Semiconductor Technologies & Instruments, Inc. ("STI"), adding the WAV Series for high speed wafer probe mark inspection and metrology. In July 2003 we acquired the assets of Counterpoint Solutions, Inc. ("CSI"), including the VersaScope, a system in development for advanced microscope-based imaging and analysis, allowing us to serve our customers earlier in their device development process.

        Our principal executive offices are at 4900 West 78th Street, Bloomington, Minnesota, 55435, and our telephone number is (952) 820-0080. We were incorporated under the laws of Minnesota in 1992. Our web site address is www.augusttech.com. The information on our web site is not part of this prospectus.

The Offering

Common stock offered by August Technology Corporation	3,000,000 shares
Common stock offered by the selling shareholders	378,250 shares
Common stock to be outstanding after the offering	16,661,572 shares
Use of proceeds
For general corporate purposes, including working capital, research and development, capital expenditures, and for potential acquisitions of complementary products, technologies or businesses. See "Use of Proceeds."
Nasdaq National Market symbol	AUGT

        The information above is as of August 15, 2003, and based on 13,631,572 shares outstanding and excludes:

  •
  1,908,684 shares of common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $6.90 per share, after giving effect to the exercise of options to acquire 30,000 shares by the selling shareholders;

  •
  an additional 461,278 shares of common stock reserved for future issuance under our 1997 Employee Stock Option Plan;

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  an additional 272,557 shares of common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan; and

  •
  9,375 shares issuable under outstanding warrants.

        The number of shares to be outstanding after the offering includes 30,000 shares issuable to selling shareholders upon the exercise of stock options and then offered for resale in the offering.

        Unless otherwise specifically stated, information throughout this prospectus assumes:

  •
  no exercise of outstanding options to purchase shares of common stock; and

  •
  no exercise of the underwriters' over-allotment option.

Summary Consolidated Financial Data
(in thousands, except per share data)

        We derived the summary consolidated financial information below for each of the years ended December 31, 2002, 2001 and 2000 from our audited consolidated financial statements, and the summary consolidated financial information below as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 from our unaudited consolidated financial statements, included elsewhere in this prospectus. We derived the summary consolidated financial information below for each of the years ended December 31, 1999 and 1998 from our consolidated audited financial statements, which are not included in this prospectus. You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes beginning on page F-1.

        The "As Adjusted" information reflects the application of the net proceeds from the sale of 3,000,000 shares of our common stock, at an assumed public offering price of $             per share, after deducting the estimated underwriting discounts and estimated offering expenses and giving effect to the issuance of 30,000 shares of our common stock issuable to selling shareholders upon the exercise of stock options and offered for resale in the offering.

	Year Ended December 31,					Six Months Ended June 30,
	2002	2001	2000	1999	1998	2003(1)	2002
Consolidated Statement of Operations Data:
Net revenues	$25,058	$29,784	$31,666	$12,058	$5,787	$14,320	$12,490
Gross profit	13,990	17,745	19,072	6,948	3,101	7,817	7,161
Operating income (loss)	(8,870)	(2,574)	1,701	(107)	3	(3,805)	(3,929)
Net income (loss)	(8,933)	(351)	1,872	(132)	—	(3,629)	(4,234)
Net income (loss) per share:
Basic	$(0.69)	$(0.03)	$0.17	$(0.02)	$—	$(0.27)	$(0.33)
Diluted	$(0.69)	$(0.03)	$0.16	$(0.02)	$—	$(0.27)	$(0.33)
Weighted average shares outstanding:
Basic	13,033	12,723	11,049	8,688	7,955	13,255	12,939
Diluted	13,033	12,723	11,770	8,688	7,955	13,255	12,939
	June 30, 2003
	Actual	As Adjusted
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$20,206
Working capital	27,649
Total assets	42,531
Total debt	—
Total shareholders' equity	32,157

(1)
On April 15, 2003, we acquired all of the outstanding capital stock of STI. STI's results of operations have been included with our results of operations since the date of acquisition.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before participating in this offering. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

The microelectronic industries that we serve are highly cyclical, causing significant variability in our results of operations.

        We primarily serve microelectronic industries, and our business depends heavily upon capital expenditures by manufacturers in these industries. Microelectronic industries are highly cyclical, with periods of capacity shortage and periods of excess capacity; this is historically due to sudden changes in demand for microelectronic devices. In periods of excess capacity, there are often drastic changes in the timing and quantity of capital equipment purchases and investments in new technology or capacity needs by our customers, including sharp cuts in purchases of capital equipment, including our products, by customers. The timing, length and volatility of these periods are difficult to predict, resulting in pressure on our revenues, gross margin and net income. In addition to affecting our customers, downturns also challenge our suppliers, vendors, other partners, as well as our management, sales, engineering, manufacturing, customer service and other employees, who are vital to our success.

        During downturns in microelectronic industries, customers typically reduce or delay purchases, and/or delay delivery or cancel orders. As a result, it is imperative that we maintain an organization able to quickly and effectively align with market conditions, including bringing our cost structures in line with current industry and overall market conditions. At the same time, it is imperative that we meet the following objectives:

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  continue to serve our existing customers,

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  provide new and improved solutions for new and existing customers,

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  operate effectively with our suppliers and

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  motivate and retain key employees.

        If we are, for any reason, unable to achieve any one or more of the above objectives in an efficient, effective and timely manner, there could be a material adverse effect on our business, financial condition and results of operations. Furthermore, any delays or reductions in future purchases of capital equipment or delays or cancellations of current orders by microelectronic device manufacturers, for any reason, may have a material adverse effect on our business, financial condition and results of operations.

Our future rate of growth is highly dependent on the development and growth of the market for microelectronic device inspection equipment.

        We primarily target our products to address the needs of microelectronic device manufacturers for defect inspection and metrology. If for any reason the market for microelectronic device inspection equipment fails to grow in the long term as we expect, we may be unable to maintain current revenue levels in the short term and return to our historical growth in the long term. Growth in this market is dependent to a large extent upon microelectronic manufacturers replacing manual inspection with automated inspection technology. There is no assurance that manufacturers will undertake this replacement at the rate we expect.

Our sales and operating results can fluctuate significantly from period to period, which may adversely affect the market price of our stock.

        Our quarterly and annual operating results are affected by a wide variety of factors that could adversely affect sales or operating results, or lead to significant variability in our operating results. In addition, because a significant portion of our revenue in any particular quarter has historically come from the sale of a relatively small number of systems, the loss of any sale could have a significant negative impact. A variety of factors could cause this variability, including the following:

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  order cancellations or delays in orders by customers;

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  the long sales cycle of our products;

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  decreases in capital spending by our customers;

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  new product introductions by our competitors and competitive pricing pressures;

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  entrance into, or additional resources focused on, our markets by larger competitors;

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  component shortages resulting in manufacturing delays; and

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  delays in the development, introduction and manufacture of our products.

        We cannot predict the impact of these and other factors on our revenues and operating results in any future period. Results of operations in any period, therefore, should not be considered indicative of the results to be expected for any future period. Because of this difficulty in predicting future performance, our operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

Global economic and political environments are important to economic conditions, and long term continued risk or concerns regarding economic and political circumstances could decrease customer demand for our products.

        Future political or related events similar or comparable to the September 11, 2001 terrorist attacks, significant military conflicts, or long term reactions of governments and society to such events, may significantly affect the willingness or ability of our customers to visit our facilities or trade shows, review our systems' capabilities and/or purchase or take delivery of our products, as well as our abilities to visit our customers, to perform application studies for our customers, to sell and deliver solutions and to service those solutions. Any decline in the willingness or ability of our customers to travel and visit our facilities, or in our ability to travel and visit our customers, could have a material adverse effect on our business, financial condition and results of operations. In addition, such events could have an adverse effect on the economy generally, and microelectronic industries in particular, causing our customers to reduce or delay capital equipment purchases.

Two product lines account for a significant portion of our sales, and consequently, continued market acceptance of these product lines is critical to our success.

        Approximately 67% of our net revenues in the first half of 2003, and 45% of our net revenues in 2002, came from the sales of our NSX Series and approximately 10% of our net revenues in the first half of 2003 and 37% of our net revenues in 2002 came from the sales of our 3Di Series. Although we have introduced new products in 2003 including the AXi Series and EXi Series, and intend to introduce additional new products in 2003, we still expect that the NSX Series and 3Di Series will continue to account for at least a majority of our net revenues for the next twelve months. Continued market acceptance of these product lines is critical to our success. Any decline in demand for, or failure to achieve continued market acceptance of, these product lines or any new version of these product lines, would harm our business.

The market acceptance of our products is critical to our growth.

        Microelectronic device manufacturing equipment and processes are subject to rapid technological changes. We continue to spend a significant amount of time and resources developing new systems, new models to existing system series and improvements or enhancements on current models. Due to the length of the product development cycles in our industries, we must make these significant time and resource expenditures well in advance of any prospect of a revenue stream from such new products. If our customers do not continue to accept our current products and also accept and integrate our new products into their operations, our revenue, cash flow, operating results or stock price could be negatively impacted.

Our growth expectations are dependent on successfully penetrating the front-end of the microelectronic device manufacturing process.

        We have recently introduced the AXi Series and EXi Series which address inspection and metrology needs in the front-end of the microelectronic device manufacturing process, a market segment that we have limited experience in serving. We are not a well-recognized supplier to this market, and will need to establish new customer relationships and win the confidence of these customers to compete effectively in this market. The front-end of the microelectronic device manufacturing market is dominated by large, well-established competitors with significantly greater resources and name recognition than we have. In order to compete effectively with these larger competitors, we must develop process and applications expertise to identify the inspection needs of this market and produce cost-effective, technologically advanced solutions addressing these needs. In addition, we must create and execute programs to effectively service these customers. Failure to successfully penetrate the front-end of the microelectronic device manufacturing market would adversely affect our business.

If we are unable to keep pace with rapid technological changes by developing and introducing successful new products and technologies in a timely manner, our products may become obsolete and our business will be harmed.

        The microelectronic capital equipment manufacturing business is a highly competitive business and microelectronic device manufacturing equipment and processes are subject to rapid technological changes. We believe that our future success will depend in part upon our ability to continue to enhance our existing product line to meet customer needs and to develop and introduce new products in a timely manner. We cannot assure you that our product enhancement efforts to improve and advance products, such as the NSX Series and the 3Di Series, or our new product development efforts such as the AXi Series and EXi Series, will be successful or that we will be able to respond effectively to technological change. In addition, we cannot assure that we will choose the most opportunistic new markets and applications.

        We continue to make and/or review significant investments in research, development and engineering in new technology and/or businesses with new or complementary products, services and/or technologies, and we are aware of the numerous risks associated therewith, including but not limited to:

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  diversion of management's attention from day to day operational matters;

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  lack of synergy, or the inability to realize expected synergies;

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  failure to commercialize the new technology or business;

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  failure to meet the expected performance of the new technology or business;

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  lower-than-expected market opportunities or market acceptance of any new products; and

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  unexpected reduction of sales of existing products by new products.

        If we are unsuccessful at developing new products and technologies, our revenue, operating results or stock price could be negatively impacted.

Our products are complex and any product or process development issues could negatively impact our operations or financial results.

        Our products are complex and often the applications of our customers are unique. We believe that our future success will depend in part upon our ability to meet our customers' functionality and reliability requirements in a timely manner. We cannot be sure that our product offerings, application assistance, enhancement efforts, or our new product development efforts will fulfill every functionality and reliability requirement. In addition, new product offerings that are highly complex in terms of software or hardware may require application or service work such as bug fixing prior to acceptance, thereby delaying revenue recognition. If we are unsuccessful in these areas, our market share, revenue, operating results or stock price could be negatively impacted.

Our market is highly competitive and we may lose business to larger and better-financed competitors.

        The microelectronic defect inspection equipment industry is highly competitive in all areas of the world. We have many domestic and foreign competitors. Our current primary competitors in final manufacturing are Camtek Ltd., Hitachi, Ltd., Robotic Vision Systems, Inc., and Toray Industries, Inc. As we enter the front-end market, we expect to compete with larger competitors, such as KLA-Tencor Corporation and Rudolph Technologies, Inc., for certain automated macro inspection applications. Most of these competitors, as well as other potential competitors, have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than we have. Unless we are able to invest significant financial resources in developing products and enhancing customer support worldwide, and are able to gain customer acceptance of our products, we may not be able to compete effectively.

        As we continue to diversify into the evolving and emerging microelectronic markets, including semiconductors, advanced packaging, optoelectronics, MEMS, flat panel display, printheads, data storage, disk drives, medical devices and other similar devices, further competitors may enter our markets, or we may enter the markets of other companies.

Our operations could be impaired as a result of disasters, business interruptions beyond our control or similar events, including global or regional outbreaks of infectious diseases such as severe acute respiratory syndrome.

        Disasters such as earthquakes, flooding, fire, electricity failure, or accidents that affect our operations, manufacturing facility, or the health of our employees or customers could adversely affect our operating results and financial condition. Continued or future outbreaks of infectious diseases such as severe acute respiratory syndrome ("SARS") or other similar or comparable outbreaks or fears or concerns of possible outbreaks may significantly affect the willingness or ability of our customers to visit our facilities or trade shows, review our systems' capabilities and/or purchase or take delivery of our products, as well as our ability to visit our customers, to perform application studies for our customers, to sell and deliver products, and to service those products. Any government mandated or suggested restrictions on travel, quarantines, or declines in the willingness or ability of our customers to travel and visit our facilities or our ability to travel and visit our customers, could have a material adverse effect on our business, financial condition and results of operations.

Our operating results could be negatively impacted if we are unable to obtain the necessary resources to invest in our growth.

        We intend to continue to make investments to support business growth and may require additional funds to respond to business challenges, which include the need to develop new products or enhance existing products, enhance our operating infrastructure, acquire complementary businesses and technologies and satisfy working capital requirements. Accordingly, we may need to engage in equity or debt financing to secure additional funds. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our success depends on attracting and retaining key personnel.

        Our future success will depend in large part upon our ability to recruit and retain highly skilled technical, manufacturing, managerial, financial and marketing personnel. The labor market in which we operate is highly competitive and as a result, we may not be able to retain and recruit key personnel. Our failure to hire, retain, or adequately train key personnel could have a negative impact on our performance.

        In addition, during the recent microelectronic industry downturn we have had reductions in our work force, reduced or eliminated salary increases and for certain periods implemented pay cuts at the management level, and reduced discretionary spending. Any of the above measures may have long term adverse effects on our ability to retain key personnel.

Our business may be harmed if we fail to obtain and protect our intellectual property rights.

        Our success depends in part upon our ability to obtain intellectual property rights and licenses and to preserve other intellectual property rights covering our products and our products under development. To protect these rights, we have obtained four domestic patents and intend to continue to seek patents on our inventions when appropriate. As of the date of this prospectus, we have 48 pending patent applications in the United States and additional international applications and expect our portfolio to grow in the future. The process of seeking intellectual property protection can be time-consuming and expensive. We cannot ensure that:

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  patents will be issued from currently pending or future applications;

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  our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

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  foreign intellectual property laws will protect our intellectual property rights; or

  •
  others will not independently develop similar products, duplicate our products or design around our technology.

        If we do not successfully protect and then enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

        We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees, consultants, key customers and vendors to protect our intellectual property. Other parties may not comply with the terms of their agreements with us and we may not be able to adequately enforce our rights against these people.

Third parties may claim that we are infringing upon their intellectual property and we could suffer significant litigation costs, licensing expenses or be prevented from selling our products.

        Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing upon the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe upon the intellectual property rights of others, we could be forced to either seek a license to those intellectual property rights or to alter our products so that they no longer infringe. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing upon the rights of others may be costly or impractical.

        We may become responsible for patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings. These types of proceedings may be costly and time-consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain licenses, modify our products or processes, stop making products or stop using processes.

STI is involved in a dispute that may result in litigation against STI and us; we may incur significant legal costs and, if we lose, additional financial obligations.

        STI is currently involved in a dispute with Rudolph Technologies, Inc. ("Rudolph"). In various letters and conversations with STI and us, Rudolph has asserted that STI owes Rudolph development fees and royalty payments pursuant to a December 24, 1997 development agreement between STI and ISOA, Inc., a company later acquired by Rudolph. Rudolph has also asserted that we may have used ISOA technology in the development of one of our products and owe additional royalties to Rudolph as a result. If Rudolph initiates legal proceedings against STI or us, or if we initiate legal proceedings against Rudolph to resolve this dispute, the legal fees and expenses we incur could be significant. In addition, if litigation ensues, there can be no assurance that we will prevail in such litigation and we may suffer an adverse result requiring us to pay damages or royalties, adversely affecting our business.

Our dependence on a few significant customers exposes us to operating risks.

        Sales to our ten largest customers accounted for 83% of net revenues in the first half of 2003, 66% of net revenues in 2002, 75% of net revenues in 2001 and 63% of net revenues in 2000. In 2002, we had two customers each account for more than ten percent of our business, with one accounting for almost sixteen percent. Our customers are able to cancel orders, prior to shipment, with few or no penalties. If a significant customer reduces orders or delays shipments for any reason, our revenues, operating results and financial condition will be negatively affected. In addition, our ability to increase our sales will depend in part upon our ability to obtain orders from new customers for whom there is intense competition.

Our dependence on subcontractors and sole or limited source suppliers may prevent us from delivering an acceptable product on a timely basis and could result in disruption of our operations.

        We rely on subcontractors to manufacture many of the components and subassemblies for our products and we depend on single or limited source suppliers for some of our components. Our reliance on subcontractors reduces the level of control we have over the manufacturing process and exposes us to significant risks such as inadequate capacity, late delivery, substandard quality and high costs.

        If a supplier were to become unable to provide parts in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply, or manufacture the components internally. Depending on the part, the process of qualifying subcontractors and suppliers generally takes between 60 and 180 days. We generally do not have written supply agreements with our single or limited source suppliers and purchase our custom components through blanket and individual purchase orders. If we were unable to obtain these components in a timely fashion, we may not be able to meet demands for future shipments. We believe that we would be able to find alternative solutions if supplies were unavailable from any of our sole source suppliers, including the supplier of our image processing component. This may take time and the disruption would adversely affect our results of operations.

We assemble and test all of our products at a single facility, and any disruption in the operations of that facility could adversely impact our business and operating results.

        Our processes for manufacturing our automated inspection systems require sophisticated and costly equipment and a specially designed facility. We assemble and test all of our automated inspection systems at one facility located in Bloomington, Minnesota. Any disruption in the operation of that facility, whether due to technical or labor difficulties, destruction or damage from fire or earthquake, infrastructure failures such as power or water shortage or any other reason, could interrupt our manufacturing operations, impair critical systems, disrupt communications with our customers and suppliers and cause us to write off inventory and to lose sales.

Failure to adjust our orders for parts and subcomponents in an accurate and timely manner in response to changing market conditions or customer acceptance of our products could adversely affect our financial position and earnings.

        Our earnings could be harmed and our inventory levels could materially increase if we are unable to predict our inventory needs in an accurate and timely manner and adjust our orders for parts and subcomponents should our needs increase or decrease materially due to unexpected increases or decreases in demand for our products. Any material increase in our inventories could result in an adverse effect on our financial position, while any material decrease in our ability to procure needed inventories could result in an inability to supply customer demand for our products thus adversely affecting our revenues.

Our dependence upon international customers and suppliers may reduce our revenues or impede our ability to supply products.

        International sales have accounted for a significant and growing portion of our revenues in recent years and we expect that the percentage of sales from international customers will continue to increase. Sales outside of North America accounted for 68% of our net revenues in the first half of 2003, 52% of our net revenues in 2002, 44% of our net revenues in 2001 and 45% of our net revenues in 2000. In addition, we rely on non-U.S. suppliers for several components of the systems we sell. As a result, a major part of our revenues and the ability to manufacture our products are subject to the risks associated with international commerce. International sales and our relationships with suppliers and customers may be hurt by many factors, including:

  •
  changes in law or policy resulting in burdensome government controls, tariffs, restrictions, embargoes or export license requirements;

  •
  political or economic instability in our target international markets;

  •
  instability caused by infectious disease or other like outbreaks, or the threat or concern thereof;

  •
  longer payment cycles common in foreign markets;

  •
  difficulties in staffing and managing our international operations;

  •
  less favorable foreign intellectual property laws making it harder to protect our technology from appropriation by competitors;

  •
  difficulties in collecting our accounts receivable because of the geographic distance and unfavorable creditor laws; and

  •
  currency fluctuations may increase the relative price of our products in foreign markets and thereby adversely affect sales.

        We are also subject to risks associated with shipping products outside of the U.S. including shipping delays, varying business conditions, differing business cultures and cultural diversities, among other risks. If our international sales or relationships with international suppliers and customers are adversely affected by any of these factors, our financial condition could be adversely affected.

Our financial performance is highly dependent upon sales to customers in Asia.

        Sales to customers in Asia accounted for 57% of our net revenues in the first half of 2003 and 45% of our net revenues in all of 2002. We expect our dependence upon the Asian market to increase. In recent years, Asia has experienced serious economic problems including currency devaluations, debt defaults, lack of liquidity and recessions. Our revenues depend upon the capital expenditures of microelectronic manufacturers, many of whom have operations and customers in Asia. Serious economic problems in Asia would likely result in a significant decrease in the sale of equipment to microelectronic industries. If we are unable to maintain our customer relationships in Asia, our future financial condition, revenues and operating results will be negatively affected.

We will continue to rely upon distributors for a portion of our future sales, and a disruption in our relationships with these distributors could have a negative impact on our international sales.

        Sales through our independent distributors represented 19% of our net revenues in the first half of 2003 and 8% of our net revenues in all of 2002. We expect this percentage to continue to increase in the near term. In addition, two distributors account for a significant portion of these sales. The activities of these distributors are not fully within our control. Although we believe that we maintain good relations with our independent distributors, the relationships may nevertheless deteriorate in the future. A reduction in the sales or service efforts or financial viability of any of our independent distributors, or a termination of our relationships with them, could harm our sales, our financial results and our ability to support our customers.

We recently acquired STI and CSI and we may make other acquisitions; the acquisitions of STI and CSI and any future acquisitions may not be successful and may adversely affect our business.

        We are looking for strategic opportunities to grow and diversify our product offerings through acquisitions. In this regard, we recently completed the acquisitions of STI and CSI. Your evaluation of our business and prospects may be difficult because of our limited operating history with STI and CSI. There can be no assurance that we will be successful in integrating the operations of STI and CSI, identifying other appropriate candidates, or integrating products and operations with any such candidates that we may acquire.

        Any such acquisition could involve the dilutive issuance of equity securities and the incurrence of debt. In addition, the acquisitions of STI and CSI and future acquisitions may involve numerous additional risks, including:

  •
  the diversion of the attention of our management team from other business concerns;

  •
  risks of entering into markets or producing products where we have limited or no experience, including difficulties in integrating purchased technologies and products with our technologies and products;

  •
  the potential loss of key customers of an acquired company;

  •
  the potential loss of key personnel of an acquired company;

  •
  exposure to unanticipated liabilities of an acquired company; and

  •
  greater financial requirements for purchase price and added working capital.

        Even when an acquired company has already developed and marketed products, there can be no assurance that the products will continue to be successful, that product enhancements will be made in a timely fashion or that pre-acquisition due diligence will have identified all possible issues that might arise with respect to the acquired company or its products.

If a microelectronic device manufacturer is loyal to another microelectronic equipment supplier, we may be unable to sell our products to that potential customer and our sales and market share could suffer as a result.

        We believe that once a microelectronic device manufacturer has selected one vendor's capital equipment for a production line application, the manufacturer generally relies upon that capital equipment and, to the extent possible, subsequent generations of the same vendor's equipment, for the life of the application. Once a vendor's equipment has been installed in a production line, a microelectronic device manufacturer must often make substantial technical modifications and may experience production-line downtime in order to switch to another vendor's equipment. Accordingly, unless our systems offer performance or cost advantages that outweigh a customer's expense of switching to our systems, it will be difficult for us to achieve significant sales to that customer once it has selected another vendor's capital equipment for an application.

If we are required to account for stock options as a compensation expense, our net income and earnings per share will be significantly reduced.

        Some companies have begun to account for stock options as compensation expense thus resulting in a reduction of their net income and earnings per share. We currently grant all options at fair market value and do not record compensation expense in connection with the grants. It is possible that future laws, regulations or changes in accounting standards will require us to record the fair market value of all stock options as a compensation expense in our consolidated financial statements. If such a change occurs, our net income and earnings per share may be significantly reduced.

If we cannot effectively manage our growth, our business may suffer.

        We intend to continue to grow by increasing our sales efforts and completing strategic acquisitions. To effectively manage our growth, we must, among other things:

  •
  engage, train and manage a larger sales force and additional service personnel;

  •
  expand the geographic coverage of our sales force;

  •
  expand our information systems;

  •
  identify and successfully integrate acquired businesses into our operations; and

  •
  administer appropriate financial and administrative control procedures.

        Our anticipated growth will likely place a significant strain on our management, financial, operational, technical, sales and administrative resources. Any failure to effectively manage our growth may cause our business to suffer and our stock price to decline.

Increased competition could impair sales of our products or cause us to reduce our prices.

        We expect our current competitors and other companies to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. Competitive pressures may from time to time require us to selectively reduce prices on our systems in an effort to protect our market share. Even if we reduce prices, our potential customers may choose to purchase competing products developed by our competitors, many of whom have development, production, marketing and distribution resources significantly greater than our own. Price reductions or lost sales as a result of these competitive pressures would reduce our total revenues and adversely impact our financial results.

Risks Related to this Offering

Our stock price is volatile, and you may not be able to resell your shares at or above the offering price.

        The market price and trading volume of our common stock has been subject to significant volatility, and this trend may continue. In particular, trading volume historically has been low and the market price of our common stock has increased dramatically in recent months. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

  •
  our perceived prospects;

  •
  variations in our operating results and whether we have achieved our key business targets;

  •
  the limited trading volume in shares of our common stock in the public market;

  •
  sales or purchases of large blocks of our stock;

  •
  changes in, or our failure to meet, our earnings estimates;

  •
  changes in securities analysts' buy/sell recommendations;

  •
  differences between our reported results and those expected by investors and securities analysts;

  •
  announcements of new contracts by us or our competitors;

  •
  announcements of legal claims against us;

  •
  market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

  •
  general economic, political or stock market conditions.

        Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control. The market price of our common stock at any particular time may not remain the market price in the future. In the past, securities class action litigation has been instituted against companies following periods of volatility in the market price of their securities. Any such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

We do not anticipate declaring any cash dividends on our common stock.

        We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.

Our management will have broad discretion regarding our use of proceeds from this offering and may not use the proceeds in a manner that increases the value of your investment.

        We have not designated any specific use for the net proceeds from our sale of common stock described in this prospectus. Rather, we expect to use the net proceeds for general corporate purposes, including working capital, research and development, capital expenditures, and for potential acquisitions of complementary products, technologies or businesses. Consequently, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds. Our management will have the ability to apply the proceeds of this offering as it deems appropriate without shareholder approval.

The market price of our common stock may drop significantly when the resale restrictions on our common stock lapse.

        Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and could impair our ability to raise additional capital through future sales of equity securities. Assuming completion of this offering and no other changes in our outstanding shares as of August 15, 2003 we would have 16,661,572 shares outstanding. In addition, our directors, officers and employees will have the right to purchase up to 1,908,684 additional shares of our common stock reserved for issuance under our existing equity incentive compensation plans after giving effect to the exercise of options to acquire 30,000 shares by the selling shareholders. Holders of 1,240,542 shares of our common stock, after giving effect to the offering, have agreed with the underwriters to refrain from selling their shares for a period of 90 days after this offering. As these restrictions on resale end, the market price of our common stock could drop significantly if holders of these shares sell them or, if the market perceives they intend to sell them.

Provisions of our articles of incorporation, our bylaws and Minnesota law could discourage potential acquisition proposals and delay or prevent a change in control.

        Anti-takeover provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. The provisions may also inhibit increases in the market price of our stock that could result from takeover attempts. For example, while we have no present plans to issue any additional series or classes of capital stock, our board of directors, without further shareholder approval, may issue additional series or classes that could have the effect of delaying, deterring or preventing a change in control. The issuance of additional series or classes could adversely affect the voting power of your shares. In addition, our Bylaws provide for a classified board of directors consisting of three classes and require a 75% vote for removal of directors. These provisions could also have the effect of delaying, deterring or preventing a change in control.

FORWARD-LOOKING STATEMENTS

        This prospectus, including reports incorporated by reference into this prospectus, contains forward-looking statements including statements concerning the future of our industry, product development, business strategy, continued acceptance of our products, market growth and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 3,000,000 shares of common stock that we are offering will be approximately $    million assuming an offering price of            per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Except for the receipt of approximately $51,246 upon exercise of outstanding options by selling shareholders in connection with this offering, we will not receive any proceeds from the sale of 378,250 shares of common stock by the selling shareholders.

        We expect to use the net proceeds from this offering for general corporate purposes, including working capital, research and development, capital expenditures, and for potential acquisitions of complementary products, technologies or businesses; however, we currently have no commitments or agreements with respect to any acquisitions. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive in this offering. Accordingly, our management will have broad discretion in applying our net proceeds from this offering. Pending the uses described above, we intend to invest the net proceeds in investment grade, interest-bearing instruments.

PRICE RANGE OF COMMON STOCK

        Our common stock, no par value, trades under the symbol "AUGT" on the Nasdaq National Market. The following table sets forth the reported high and low closing sale prices for shares of our common stock on the Nasdaq National Market during the indicated quarters.

	High	Low
Year Ended December 31, 2001
First Quarter	$14.50	$9.94
Second Quarter	14.35	9.60
Third Quarter	14.71	8.20
Fourth Quarter	11.04	7.35
Year Ended December 31, 2002
First Quarter	14.59	8.05
Second Quarter	16.35	9.35
Third Quarter	9.23	3.47
Fourth Quarter	7.40	3.89
Year Ended December 31, 2003
First Quarter	5.38	2.20
Second Quarter	6.23	3.45
Third Quarter (through August 15, 2003)	11.01	6.73

        As of August 15, 2003, there were approximately 198 holders of record of our common stock. In addition, based on information obtained from our transfer agent, there are approximately 1,802 holders whose stock is held in nominee name and/or street name brokerage accounts.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. In addition, our current credit facility prohibits us from paying any cash dividends without our lender's consent.

CAPITALIZATION

        The following table sets forth our actual capitalization as of June 30, 2003 and as adjusted to give effect to the issuance and sale by us of 3,000,000 shares of common stock in this offering at the public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the issuance of 30,000 shares of our common stock issuable to selling shareholders upon the exercise of stock options and offered for resale in the offering.

        This capitalization table should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes beginning on page F-1.

	As of June 30, 2003
	Actual	As Adjusted
	(in thousands, except share data) (unaudited)
Cash, cash equivalents and marketable securities	$20,206	$

Shareholders' equity:
Common stock, no par value, 42,000,000 shares authorized; 13,418,815 shares outstanding, actual; and 16,448,815 shares outstanding, as adjusted	$43,087
Undesignated capital stock, no par value, 3,000,000 shares authorized, no shares issued or outstanding	—
Deferred compensation related to stock options	(75)
Accumulated deficit	(10,858)
Accumulated other comprehensive income	3

Total shareholders' equity	32,157

Total capitalization	$32,157

        The table assumes no exercise of the underwriters' over-allotment option and excludes 200,000 shares issued in connection with the acquisition of CSI in July 2003 and the potential dilutive effect of the following securities:

  •
  1,858,541 shares of common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $6.774 per share, under our 1997 Stock Option Plan;

  •
  an additional 524,178 shares of common stock reserved for future issuance under our 1997 Stock Option Plan;

  •
  an additional 272,557 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan; and

  •
  9,375 shares of common stock reserved for outstanding warrants.

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated statement of operations data set forth below for each of the years ended December 31, 2002, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 are derived from the audited consolidated financial statements included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2003 and 2002 and the consolidated balance sheet data as of June 30, 2003 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 2000, 1999 and 1998 are derived from our audited consolidated financial statements, which are not included in this prospectus. The consolidated balance sheet data set forth below as of June 30, 2002 are derived from our unaudited consolidated financial statements, which are not included in this prospectus. Our historical results are not necessarily indicative of the results of operations for future periods, and the results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year ending December 31, 2003. You should read the data set forth below in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in this prospectus.

	Years Ended December 31,					Six Months Ended June 30,
	2002	2001	2000	1999	1998	2003(1)	2002
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$25,058	$29,784	$31,666	$12,058	$5,787	$14,320	$12,490
Cost of revenues	11,068	12,039	12,594	5,110	2,686	6,503	5,329

Gross profit	13,990	17,745	19,072	6,948	3,101	7,817	7,161
Selling, general and administrative expenses(2)	13,013	12,379	10,426	4,737	2,174	6,420	6,226
Research and development expenses	9,847	7,940	6,945	2,318	924	5,202	4,864

Operating income (loss)	(8,870)	(2,574)	1,701	(107)	3	(3,805)	(3,929)
Interest income (expense), net	624	1,427	978	(42)	(1)	176	382
Other expense	—	(17)	—	—	—	—	—

Income (loss) before provision for (benefit from) income taxes	(8,246)	(1,164)	2,679	(149)	2	(3,629)	(3,547)
Provision for (benefit from) income taxes(3)	687	(813)	807	(17)	2	—	687

Net income (loss)	$(8,933)	$(351)	$1,872	$(132)	$—	$(3,629)	$(4,234)

Net income (loss) per share:
Basic	$(0.69)	$(0.03)	$0.17	$(0.02)	$—	$(0.27)	$(0.33)
Diluted	$(0.69)	$(0.03)	$0.16	$(0.02)	$—	$(0.27)	$(0.33)
Weighted average shares outstanding:
Basic	13,033	12,723	11,049	8,688	7,955	13,255	12,939
Diluted	13,033	12,723	11,770	8,688	7,955	13,255	12,939
	As of December 31,					As of June 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$18,777	$25,857	$29,193	$—	$—	$20,206	$24,444
Working capital	29,376	37,171	36,872	2,494	1,125	27,649	33,000
Total assets	39,510	47,155	47,897	6,676	2,686	42,531	43,561
Total debt	—	—	—	1,224	190	—	—
Total shareholders' equity	34,867	42,523	41,685	3,347	1,411	32,157	39,406

(1)
On April 15, 2003, we acquired all of the outstanding capital stock of STI. STI's results of operations have been included with our results of operations since the date of acquisition.

(2)
Selling, general and administrative expenses for the year ended December 31, 2002, 2001 and 2000 and the six months ended June 30, 2003 and 2002 include restructuring related expenses of $1,244, $579, $326, $254 and $568, respectively.

(3)
We recorded a full valuation allowance against our deferred tax assets in the second quarter of 2002. The recording of the valuation allowance resulted in a provision for income taxes, rather than the recording of a tax benefit on the pre-tax loss. We have subsequently continued to record a full valuation allowance against our deferred tax assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our results of operations and financial condition should be read together with the other financial information and consolidated financial statements and related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors including those discussed in "Risk Factors" and elsewhere in this prospectus.

Introduction

        Since our founding in 1992, we have become recognized as a world-class provider of automated defect detection and product characterization systems for microelectronic device manufacturers. Our systems provide manufacturers with information that enables process-enhancing decisions, ultimately lowering manufacturing costs, improving time-to-market and enhancing the performance of their products. We combine our core competencies in machine vision technology, optics, lighting and precision motion control with our proprietary software and extensive microelectronic-specific applications experience to deliver scalable, modular systems that excel at the automated detection of advanced macro defects, which we define to be defects greater in size than 0.5 microns. We sell our systems to many of the leading microelectronic device manufacturers throughout the world for inspecting semiconductors, advanced packaging applications, optoelectronics, MEMS, data storage and micro displays.

        We have traditionally provided systems to address the automated inspection needs of the final manufacturing or back-end of the microelectronic device manufacturing process, including test, assembly and packaging. We recently have introduced two new systems for advanced macro detection earlier in the front-end wafer manufacturing process. In addition to internal development, we look to expand through strategic acquisitions of complementary products and technologies. In April 2003 we completed the acquisition of STI, adding the WAV Series for high speed wafer probe mark inspection and metrology. In July 2003 we acquired the assets of CSI, including the VersaScope, a system in development for advanced microscope-based imaging and analysis, allowing us to serve our customers earlier in their device development process.

        Our business is subject to the cyclical nature of the microelectronic device manufacturing markets we serve. These cycles are caused by significant fluctuations in the supply and demand of microelectronic devices driven by such factors as changes in technology and global economic conditions. There has been a dramatic reduction in demand for microelectronic device manufacturing equipment since 2000. This decreased demand has caused our quarterly orders and sales to fluctuate dramatically. While we have seen some improvements in market conditions, we are not able to predict when the microelectronic device manufacturers' capital spending will recover. Future quarterly and annual results will continue to be impacted by fluctuations in supply and demand of microelectronic devices, the timing of new product announcements and releases by us or our competitors, market acceptance of new or enhanced versions of our products, changes in the pricing of our products and the timing and level of our research and development expenditures.

        During the second quarter of 2001, in response to the current downturn, we began to implement, and are still operating under components of, a series of cost management programs. The programs included, at various times, raw material cost reductions, reductions in temporary and contract staffs, work force reductions, mandatory time-off, decreases in discretionary spending and reductions in executive compensation and overtime. Although we continued to maintain various components of the cost management programs during 2002 and the first half of 2003, these savings were offset by our decision to invest in developing our worldwide sales and service organization and in the continued

development of new and existing products to better serve our customers and maintain our technology leadership.

Results of Operations

        The following table sets forth, for the periods indicated, certain operating data as a percentage of net revenues:

	Percentage of Net Revenues
	Years Ended December 31,			Six Months Ended June 30,
	2002	2001	2000	2003	2002
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	44.2	40.4	39.8	45.4	42.7

Gross profit	55.8	59.6	60.2	54.6	57.3
Selling, general and administrative expenses	52.0	41.5	32.9	44.9	49.8
Research and development expenses	39.3	26.7	21.9	36.3	38.9

Operating income (loss)	(35.5)	(8.6)	5.4	(26.6)	(31.4)
Interest income, net	2.5	4.8	3.1	1.2	3.0
Other expense	—	(0.1)	—	—	—

Income (loss) before provision for (benefit from) income taxes	(33.0)	(3.9)	8.5	(25.4)	(28.4)
Provision for (benefit from) income taxes	2.7	(2.7)	2.6	—	5.5

Net income (loss)	(35.7)%	(1.2)%	5.9%	(25.4)%	(33.9)%

Six months ended June 30, 2003 compared to the six months ended June 30, 2002

        Net Revenues.    Net revenues increased $1.8 million, or 14.7%, to $14.3 million for the six months ended June 30, 2003, from $12.5 million for the same period in 2002. The increase in net revenues was primarily due to higher sales of our NSX Series and CV Series into the traditional semiconductor and advanced packaging markets, and sales of the WAV Series. The increase was partially offset by lower revenues from our 3Di Series, primarily due to the timing of customer acceptance on systems at customer sites under purchase orders.

        International sales represented 68% and 52% of net revenues for the six months ended June 30, 2003 and 2002, respectively. International net revenues were primarily the result of sales to Asia, which comprised 57% and 41% of total net revenues for the six months ended June 30, 2003 and 2002, respectively.

        Gross Profit.    Gross profit increased to $7.8 million for the six months ended June 30, 2003, from $7.2 million for the same period in 2002. The gross margin decreased to 54.6% for the six months ended June 30, 2003, from 57.3% for the same period in 2002. The decrease in gross margin percentage was primarily due to (i) lower than normal gross margins on the WAV Series revenues due to purchase accounting adjustments related to the acquisition of STI, which requires the write-up of the carrying amount of finished goods on hand at the time of the acquisition to fair value; and (ii) an increase in the number of NSX systems that included subsystem options manufactured by third parties, which have lower gross margins than our core inspection systems.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 3.1% to $6.4 million, or 44.9% of net revenues, for the six months ended June 30, 2003, from

$6.2 million, or 49.8% of net revenues, for the same period in 2002. The increase in expense dollars was primarily due to costs associated with the integration and ongoing operations of STI, higher variable costs associated with the higher revenues, and costs associated with systems being evaluated by customers. The increase was partially offset by the fact that the prior year included costs related to the modification of our distributor agreement with Metron Technology B.V.

        Research and Development Expenses.    Research and development expenses increased 6.9% to $5.2 million, or 36.3% of net revenues, for the six months ended June 30, 2003, from $4.9 million, or 38.9% of net revenues, for the same period in 2002. The increase in expenses was primarily due to costs incurred during the first quarter of 2003 related to completing certain stages of development of our new AXi and EXi Series, and costs associated with the ongoing operations of STI.

        Interest Income.    Interest income was $176,000 for the six months ended June 30, 2003, compared to $382,000 for the same period in 2002. The decrease in interest income was due to lower rates of return earned on investment balances in 2003 as compared to 2002 and lower overall investment balances in 2003. Even though our cash and marketable securities increased during the six months ended June 30, 2003, we had a net use of cash, subsequent to the second quarter of 2002, to fund operations and acquire property and equipment.

        Income Taxes.    Due to the recording of a full valuation allowance against deferred tax assets, we continued to reflect no benefit from income taxes during the six months ended June 30, 2003. The recording of the valuation allowance in the second quarter of 2002 resulted in a provision for income taxes of $687,000 during the six months ended June 30, 2002, rather than the recording of a tax benefit on the pre-tax loss during the period.

Year ended December 31, 2002 compared to the year ended December 31, 2001

        Net Revenues.    Net revenues decreased $4.7 million, or 15.9%, to $25.1 million in 2002, from $29.8 million in 2001. The decrease in net revenues was the result of lower NSX Series revenues, partially offset by revenues from our 3Di Series, which was introduced in the fourth quarter of 2001. The decrease in NSX Series revenues was due to the continued downturn in the microelectronic industries. Net revenues derived from international sales represented 52% and 44% of net revenues in 2002 and 2001, respectively. International net revenues were primarily the result of sales to Asia, which comprised 45% and 34% of net revenues in 2002 and 2001, respectively.

        Gross Profit.    Gross profit decreased to $14.0 million, or 55.8% of net revenues, in 2002, from $17.7 million, or 59.6% of net revenues, in 2001. The decrease in gross margin percentage was primarily due to a decrease in the number of systems manufactured, which resulted in lower manufacturing utilization and increased labor and overhead costs per system sold, and was also impacted by sales of models within the 3Di Series that had lower margins than our other products.

        Selling, General and Administrative.    Selling, general and administrative expenses, including the restructuring related expenses described below, were $13.0 million, or 52.0% of net revenues, in 2002 and $12.4 million, or 41.5% of net revenues, in 2001. The increase as a percentage of revenues was due to the increase in expenses and the decrease in net revenues. The expense dollars in 2002 increased due to the restructuring related expenses noted below and (i) costs associated with systems being evaluated by customers; (ii) higher travel expenses due to increased international travel in our sales and service organization; and (iii) depreciation expense related to assets capitalized subsequent to 2001. The increase was offset by lower compensation expense and the various components of our cost management programs.

        Selling, general and administrative expenses include restructuring related expenses of $1.2 million and $579,000 in 2002 and 2001, respectively. In 2002, these expenses consisted of $459,000 for the write-off of acquisition related costs, $428,000 related to the modification of our distributor agreement with Metron Technology, B.V. to focus Metron's activities entirely on South Korea and $357,000 of employee severance costs related to reductions in work force. In 2001, these expenses consisted of $348,000 related to the modification of our distributor agreement with Metron, as a result of our decision to sell directly to our customers in Taiwan, and $231,000 of employee severance costs.

        Research and Development.    Research and development expenses increased $1.9 million, or 24.0%, to $9.8 million, or 39.3% of net revenues, in 2002, from $7.9 million, or 26.7% of net revenues, in 2001. The increase was primarily due to (i) our focus on advancing the development of new and existing products in each of our product lines, which led to the hiring of additional engineers and the use of additional outside contractors; (ii) depreciation and amortization expense related to assets and software capitalized subsequent to 2001; and (iii) travel costs related to visiting customer locations. These increases were partially offset by various components of our cost management programs.

        Interest income, net.    Net interest income decreased $803,000 to $624,000 in 2002, from $1.4 million in 2001. The decrease is due to lower overall investment balances in 2002, due to the use of cash to fund operations and acquire property and equipment, and lower rates of return earned on investment balances.

        Income Taxes.    The provision for income taxes in 2002 was $687,000, or an effective tax rate of 8.3%, compared to a benefit of $813,000, or an effective tax rate of 69.8%, in 2001. The income tax expense in 2002 is due to the recording of a full valuation allowance against deferred tax assets in the second quarter of 2002. Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," requires the establishment of a valuation allowance to reflect the likelihood of the realization of deferred tax assets. As a result of our taxable earnings history and uncertainty as to the extent and timing of profitability in future periods, we have recorded a full valuation allowance of $5.4 million against deferred tax assets at December 31, 2002. The high effective income tax rate in 2001, compared to the federal statutory rate of 34% plus state and local taxes, was primarily due to the impact of federal and state general business and extraterritorial income credits and tax exempt interest income that could not be utilized until future years due to our net loss.

Year ended December 31, 2001 compared to the year ended December 31, 2000

        Net Revenues.    Net revenues decreased $1.9 million, or 5.9%, to $29.8 million in 2001, from $31.7 million in 2000. The decrease in net revenues was the result of fewer shipments of our NSX systems due to a worldwide decline in capital spending by microelectronic device manufacturers throughout 2001. This decline was the result of a significant slowdown in demand for the devices these manufacturers produce, which resulted in manufacturers having increased inventory, overcapacity and, consequently, lower capital spending. Net revenues derived from the sale of NSX systems represented 77% and 90% of net revenues in 2001 and 2000, respectively.

        Gross Profit.    Gross profit decreased to $17.7 million, or 59.6% of net revenues, in 2001, from $19.1 million, or 60.2% of net revenues, in 2000. The decrease in gross margin percentage was primarily due to the decrease in the number of systems manufactured, which resulted in lower manufacturing utilization and increased labor and overhead costs per system sold.

        Selling, General and Administrative.    Selling, general and administrative expenses, including the restructuring related expenses described below, were $12.4 million, or 41.5% of net revenues, in 2001, and $10.4 million, or 32.9% of net revenues, in 2000. The expense dollars in 2001 increased due to the restructuring related expenses noted below and higher salaries and benefits related to sales, customer service and administrative employees hired during the second half of 2000 and costs associated with opening our direct sales and service office in Taiwan in 2001. These increases were partially offset by lower discretionary and compensation expenses during the second half of 2001 due to our cost management programs that were implemented in response to the decrease in orders and shipments during this period.

        Selling, general and administrative expenses include restructuring related expenses of $579,000 and $326,000 in 2001 and 2000, respectively. In 2001, these expenses consisted of $231,000 of employee severance costs related to reductions in work force implemented in the second and fourth quarters in response to the decrease in orders and shipments during this period, and $348,000 of expenses related to the termination of our distributor agreement in Taiwan, as a result of our decision to sell direct to customers in Taiwan. In 2000, these expenses consisted entirely of the write-off of certain internal business automation software as a result of our decision to discontinue the implementation of this software.

        Research and Development.    Research and development expenses increased $1.0 million, or 14.3%, to $7.9 million, or 26.7% of net revenues, in 2001, from $6.9 million, or 21.9% of net revenues, in 2000. The increase was due to salaries and benefits related to additional engineers hired during 2000 to advance the development of our new 3Di and YieldPilot systems, partially offset by a decrease in hiring and compensation related expenses during the second half of 2001 due to our cost management programs that were implemented during this period.

        Interest income, net.    Net interest income increased $449,000 to $1.4 million in 2001 from $1.0 million in 2000. The increase was due to interest income earned from investing the proceeds received from our initial public offering in June 2000 for all of 2001, partially offset by lower overall investment balances in 2001 due to the use of cash to fund operations and lower rates of return earned on investment balances.

        Income Taxes.    The benefit from income taxes in 2001 was $813,000, or an effective tax rate of 69.8%, compared to a provision for income taxes of $807,000, or an effective tax rate of 30.1%, in 2000. The high effective income tax rate in 2001, compared to the federal statutory rate of 34% plus state and local taxes, was primarily due to the impact of federal and state general business and extraterritorial income credits and tax exempt interest income that will not be utilized until future years due to our net loss. The low effective income tax rate in 2000 was primarily due to federal and state general business credits.

Quarterly Results

        The following table presents our unaudited consolidated statements of operations data both in absolute dollars and as a percentage of net revenues for each of our last ten quarters. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the financial statements and notes thereto appearing in this prospectus. The consolidated results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended
	June 30 2003(1)	Mar. 31 2003	Dec. 31 2002	Sept. 30 2002	June 30 2002	Mar. 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001	Mar. 31 2001
	(in thousands, except per share data)
Net revenues	$7,757	$6,563	$6,295	$6,273	$6,980	$5,510	$5,472	$3,253	$10,155	$10,904
Cost of revenues	3,548	2,955	2,920	2,819	2,965	2,364	2,351	1,494	3,923	4,271

Gross profit	4,209	3,608	3,375	3,454	4,015	3,146	3,121	1,759	6,232	6,633
Selling, general and administrative expenses(2)	3,213	3,207	3,007	3,780	3,400	2,826	3,008	2,691	3,503	3,177
Research and development expenses	2,434	2,768	2,636	2,347	2,729	2,135	1,791	1,809	2,176	2,164

Operating income (loss)	(1,438)	(2,367)	(2,268)	(2,673)	(2,114)	(1,815)	(1,678)	(2,741)	553	1,292
Interest income (expense), net	78	98	118	124	174	208	250	330	354	476

Income (loss) before provision for (benefit from) income taxes	(1,360)	(2,269)	(2,150)	(2,549)	(1,940)	(1,607)	(1,428)	(2,411)	907	1,768
Provision for (benefit from) income taxes(3)	—	—	—	—	1,491	(804)	(689)	(1,033)	290	619

Net income (loss)	$(1,360)	$(2,269)	$(2,150)	$(2,549)	$(3,431)	$(803)	$(739)	$(1,378)	$617	$1,149

Net income (loss) per share:
Basic	$(0.10)	$(0.17)	$(0.16)	$(0.19)	$(0.26)	$(0.06)	$(0.06)	$(0.11)	$0.05	$0.09
Diluted	$(0.10)	$(0.17)	$(0.16)	$(0.19)	$(0.26)	$(0.06)	$(0.06)	$(0.11)	$0.05	$0.09
Weighted average shares outstanding:
Basic	13,352	13,158	13,130	13,123	13,033	12,845	12,795	12,768	12,687	12,640
Diluted	13,352	13,158	13,130	13,123	13,033	12,845	12,795	12,768	13,301	13,290
	Percentage of Net Revenues Three Months Ended
	June 30 2003(1)	Mar. 31 2003	Dec. 31 2002	Sept. 30 2002	June 30 2002	Mar. 31 2002	Dec. 31 2001	Sept. 30 2001	June 30 2001	Mar. 31 2001
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	45.7	45.0	46.4	44.9	42.5	42.9	43.0	45.9	38.6	39.2

Gross profit	54.3	55.0	53.6	55.1	57.5	57.1	57.0	54.1	61.4	60.8
Selling, general and administrative expenses(2)	41.4	48.9	47.8	60.3	48.7	51.3	55.0	82.7	34.5	29.1
Research and development expenses	31.4	42.2	41.9	37.4	39.1	38.7	32.7	55.6	21.4	19.8

Operating income (loss)	(18.5)	(36.1)	(36.1)	(42.6)	(30.3)	(32.9)	(30.7)	(84.2)	5.5	11.9
Interest income (expense), net	1.0	1.5	1.9	2.0	2.5	3.8	4.6	10.1	3.4	4.3

Income (loss) before provision for (benefit from) income taxes	(17.5)	(34.6)	(34.2)	(40.6)	(27.8)	(29.1)	(26.1)	(74.1)	8.9	16.2
Provision for (benefit from) income taxes(3)	—	—	—	—	21.4	(14.6)	(12.6)	(31.8)	2.8	5.7

Net income (loss)	(17.5)%	(34.6)%	(34.2)%	(40.6)%	(49.2)%	(14.5)%	(13.5)%	(42.3)%	6.1%	10.5%

(1)
On April 15, 2003 we acquired all of the outstanding capital stock of STI. STI's results of operations have been included with our results of operations since the date of acquisition.

(2)
Selling, general and administrative expenses for the three months ended March 31, 2003, September 30, 2002, June 30, 2002, December 31, 2001 and June 30, 2001 include restructuring related expenses of $254, $676, $568, $147 and $432, respectively.

(3)
We recorded a full valuation allowance against our deferred tax assets in the second quarter of 2002. The recording of the valuation allowance resulted in a provision for income taxes, rather than the recording of a tax benefit on the pre-tax loss. We have subsequently continued to record a full valuation allowance against our deferred tax assets.

Liquidity and Capital Resources

        During the six months ended June 30, 2003, working capital decreased to $27.6 million as compared to $29.4 million at December 31, 2002. The decrease was primarily due to an increase in accounts payable and customer deposits and the use of cash to acquire STI and property and equipment, partially offset by the reinvestment of maturities of long-term marketable securities into short-term marketable securities.

        At June 30, 2003 our principal sources of liquidity consisted of $20.2 million of cash, cash equivalents and marketable securities and our revolving credit line agreement, which expires in April 2004. The credit line agreement allows for borrowings of up to $5.0 million, subject to availability based on accounts receivable and inventory balances. We have no outstanding debt at June 30, 2003. Our liquidity is affected by many factors, some of which are based on the normal ongoing operations of our business, the most significant of which include the timing of the collection of receivables, the level of inventories and capital expenditures and acquisitions.

        Accounts Receivable.    Our accounts receivable decreased $1.9 million from December 31, 2002 to June 30, 2003, representing 59 days' sales outstanding ("DSO") during the three months ended June 30, 2003. This compares to a DSO of 99 days in the fourth quarter of 2002. Due to the high mix of international revenues during a given quarter, which generally require a longer time for collection, we believe our DSO will be between 70 and 80 days in the third and fourth quarters of 2003.

        Inventories.    Our inventories increased $2.8 million from December 31, 2002 to June 30, 2003, primarily due to inventory acquired with STI and an increase in inventory at customer sites under purchase orders. The increase in inventory at customer sites under purchase orders is primarily related to shipments of our AXi Series. We anticipate that a portion of the inventory at customer sites will be recognized as revenue during the third quarter of 2003. We expect inventory at customer sites under purchase orders will increase as shipments of newly introduced products increase.

        Capital Expenditures.    Our capital expenditures during the quarter were $360,000, and we expect our total capital expenditures to be between $1.0 and $1.5 million in 2003. Capital expenditures consist primarily of the capitalization of finished goods used to support our engineering, sales and service efforts.

        Acquisitions.    In addition to the cash paid for the acquisitions of STI and CSI, we anticipate using additional cash to integrate these operations. The amount of additional cash is dependent upon how quickly and effectively we complete the integrations. Unanticipated integration problems or costs may adversely affect our overall level of liquidity. As a result of the acquisition of STI, we entered into a two year lease for 10,000 square feet of space in Plano, Texas at an annual rental cost of approximately $106,000. As a result of the acquisition of CSI, we will lease 1,200 square feet in Thornwood, New York at a monthly rental cost of approximately $2,200. The lease may be terminated at any time with a six month notice.

        Our liquidity is also affected by factors beyond our control related to the uncertainties of global economies and the cyclical nature of the microelectronic industries we serve.

        Although liquidity requirements will fluctuate based on the timing and extent of all of these factors and others, we believe that existing cash and investment balances, along with the net proceeds of the common stock we are offering and our line of credit, will be adequate to satisfy our existing liquidity requirements for at least the next twelve months.

Cash Flows

        Net cash provided by operating activities for the six months ended June 30, 2003 was $3.3 million, which resulted primarily from decreased accounts receivable and increased customer deposits and accounts payable partially offset by our net loss and increased inventory during the period. Net cash used in investing activities was $3.8 million, primarily due to $1.8 million of net purchases of marketable securities, $1.4 million of cash paid to acquire STI and $588,000 of purchases of property and equipment. Net cash provided by financing activities was $176,000, primarily from the proceeds received from issuances of common stock.

        Net cash used in operating activities for the six months ended June 30, 2002 was $1.2 million, resulting primarily from our net loss, which was partially offset by non-cash charges and decreased prepaid expenses and other current assets. Net cash provided by investing activities was $2.0 million, primarily due to $3.3 million of net proceeds from maturities of marketable debt securities offset by the purchases of $1.3 million of property and equipment and other assets. Net cash provided by financing activities was $1.0 million from the proceeds received from issuances of common stock.

        The following table summarizes our future cash payments due under contractual obligations as of December 31, 2002:

Noncancelable Operating Lease Obligations
(in thousands)
2003	$711
2004	685
2005	674
2006	226

Total	$2,296

Critical Accounting Policies, Significant Judgments and Estimates

        Revenue Recognition.    We derive revenues from the sale of systems, spare parts and services.

        System sales.    We require customers, excluding our distributors, that have new inspection applications to complete pre-shipment authorization testing of purchased systems at our facility, prior to shipment. During this testing, the customer verifies that the system meets their specifications and authorizes shipment. For systems that require such testing we recognize revenue as follows:

  •
  Revenue, for systems meeting pre-shipment authorization testing, is recognized when the product has shipped, title and risk of loss have transferred to the customer and collection of the resulting receivable is probable. We do not deem installation to be essential to the functionality of our systems as it does not involve altering the system's features or capabilities or the building of complex interfaces.

  •
  Revenue, related to sales of systems that have not been demonstrated to meet customer specifications prior to shipment, is recognized when title and risk of loss have transferred to the customer, installation has occurred and collection of the resulting receivable is probable.

        When the customer has already accepted a previous system, with the same specifications, for the same application, we do not require pre-shipment authorization testing. Revenue is recognized when the product has shipped, title and risk of loss have transferred to the customer and collection of the resulting receivable is probable.

        System sales are accounted for as multiple-element arrangements. In transactions that include multiple products and/or services, we allocate the revenue to each element based on their relative fair value (or in the absence of fair value, the residual method) and recognize the associated revenue when all revenue recognition criteria have been met for each element.

        Spare parts revenue.    Spare parts revenue is recognized when the parts have been shipped, title and risk of loss have transferred to the customer and collection of the resulting receivable is probable.

        Service revenue.    Service revenue is recognized after the services are performed and collection of the resulting receivable is probable. Revenue, from maintenance contracts, is recognized ratably over the period of the contract. Service revenues were insignificant during the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000.

        Valuation of Accounts Receivable.    We review accounts receivable to determine which are doubtful of collection. In making the determination of the appropriate allowance for doubtful accounts, we consider our history of write-offs, relationships with our customers and the overall credit worthiness of our customers. For the three years ended December 31, 2002, we have had accounts receivable write-offs totaling $20,000, and had no write-offs during the six months ended June 30, 2003. Changes in the credit worthiness of customers, general economic conditions and other factors may impact the level of future write-offs.

        Valuation of Inventory.    We review inventory for obsolescence and excess quantities to determine that items deemed obsolete or excess are appropriately reserved. In making the determination, we consider future sales of related products and the quantity of inventory at the balance sheet date assessed against each part's past usage rates and future expected usage rates. For the three years ended December 31, 2002, we have written off inventory totaling $200,000. We had an allowance for obsolete and excess inventory of $320,000 at June 30, 2003, which represents our estimate of obsolete and excess inventory. Changes in factors such as technology, customer demand, competitor product introductions and other matters could affect the level of obsolete and excess inventory in the future.

        Accounting for Income Taxes.    The preparation of our consolidated financial statements requires us to estimate our actual current tax exposure together with our temporary differences resulting from differing treatment of tax items for tax and accounting. These temporary differences result in the recognition of deferred tax assets and liabilities, which are included within our consolidated balance sheet. Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," requires the establishment of a valuation allowance to reflect the likelihood of the realization of deferred tax assets. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We evaluate the weight of all available evidence to determine whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. During 2002 and the six months ended June 30, 2003, we recorded a valuation allowance for the full amount of our deferred tax assets due to uncertainties surrounding our ability to utilize some or all of our deferred tax assets, primarily consisting of certain net operating losses, as well as other temporary differences between book and tax accounting. If the realization of deferred tax assets in the future is considered more likely than not, an adjustment to the deferred tax assets would increase net income in the period such determination is made. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially affect our financial position and results of operations.

        Off-Balance Sheet Arrangements.    We have not created, and are not party to, any special- purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating parts of our business that are not consolidated into our financial statements. We do not have any arrangements or relationships with entities that are not consolidated into our financial statements that are reasonably likely to materially affect our liquidity or the availability of our capital resources.

Acquisitions

        On April 15, 2003, we completed the purchase of all of the outstanding capital stock of STI, pursuant to a Settlement and Purchase Agreement dated February 26, 2003, as amended, by and between August, STI and STI's sole shareholder, ASTI Holdings, Limited ("ASTI") of Singapore. The Settlement and Purchase Agreement also resolved any remaining disputes between us and STI and ASTI regarding the May 23, 2002 Purchase Agreement with STI and ASTI that we terminated in August 2002. Pursuant to the Settlement and Purchase Agreement, we purchased all of the outstanding stock of STI for a purchase price of $1.25 million in cash and 215,385 shares of our common stock. We used existing cash resources to pay the cash portion of the purchase price. The parties have placed 215,000 shares issued in the transaction in escrow to secure ASTI's performance of certain covenants including ASTI's agreement to indemnify us against damages in connection with STI's dispute with a third party. See "Business—Legal Proceedings" for a discussion of the dispute.

        On July 3, 2003, we acquired substantially all the assets of CSI, a Thornwood, New York based developer of wafer inspection, review and failure analysis solutions. The transaction was structured as an asset acquisition, with purchase consideration consisting primarily of 200,000 shares of our common stock, amounting to approximately $1.41 million.

Impact of Accounting Standards

        In December 2002, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables." This issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. This issue addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. This issue does not change otherwise applicable revenue recognition criteria. The guidance in this issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 will not have a material effect on our consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging," which amends and clarifies financial accounting and reporting for derivative instruments. SFAS 149 became effective for us in July 2003. We do not expect that the adoption of SFAS 149 will have an effect on our consolidated financial statements.

        On May 15, 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We adopted the provisions of the statement on July 1, 2003. We did not enter into any financial instruments within the scope of the statement during June 2003. We do not expect that the adoption of SFAS 150 will have an effect on our consolidated financial statements.

Qualitative and Quantitative Disclosures about Market Risk

        Market Risk.    We are exposed to market risk primarily from changes in interest rates and credit risk. We do not have material exposure to market risk from fluctuations in foreign currency exchange rates because all sales are made in U.S. dollars.

        Interest Rate Risk.    We are exposed to interest rate risk primarily from investments in cash equivalents and short-term and long-term marketable debt securities (the "Investment Portfolio"). The entire Investment Portfolio is classified as available-for-sale and, accordingly, is recorded on the consolidated balance sheet at fair value based on quoted market prices, with unrealized gains and losses reported in Shareholders' Equity under the caption "Accumulated other comprehensive income (loss)". The entire Investment Portfolio is denominated in U.S. dollars. We do not use derivative financial instruments in the Investment Portfolio. Due to the short duration of our Investment Portfolio, an immediate 100 percent change in interest rates is not expected to have a material adverse effect on our near-term financial condition or results of operations.

        Credit Risk.    Financial instruments which potentially subject us to credit risk consist principally of securities in the Investment Portfolio and trade receivables. We limit credit risk related to the Investment Portfolio by placing all investments with high credit quality issuers and limit the amount of investment with any one issuer. As of December 31, 2002, 91% of the Investment Portfolio consisted of government securities and corporate commercial paper and bonds with maturities of one year or less. We limit credit risk associated with trade receivables by performing ongoing credit evaluations and believe that there is no additional risk beyond amounts provided for collection losses to be inherent in trade receivables.

BUSINESS

        Since our founding in 1992, we have become recognized as a world-class provider of automated defect detection and product characterization systems for microelectronic device manufacturers. Our systems provide manufacturers with information that enables process-enhancing decisions, ultimately lowering manufacturing costs, improving time-to-market and enhancing the performance of their products. We combine our core competencies in machine vision technology, optics, lighting and precision motion control with our proprietary software and extensive microelectronic-specific applications experience to deliver scalable, modular systems that excel at the automated detection of advanced macro defects, which we define to be defects greater in size than 0.5 microns. We sell our systems to many of the leading microelectronic device manufacturers throughout the world for inspecting semiconductors, advanced packaging applications, optoelectronics, MEMS, data storage and micro displays.

        We have traditionally provided systems to address the automated inspection needs of the final manufacturing or back-end of the microelectronic device manufacturing process, including test, assembly and packaging. We recently have introduced two new systems for advanced macro detection earlier in the front-end wafer manufacturing process. In addition to internal development, we look to expand through strategic acquisitions of complementary products and technologies. In April 2003 we completed the acquisition of STI, adding the WAV product line for high speed wafer probe mark inspection and metrology. In July 2003 we acquired the assets of CSI, including the VersaScope, a system in development for advanced microscope-based imaging and analysis, allowing us to serve our customers earlier in their device development process.

Our Market

        Rapid advances in semiconductor and other microelectronic device technology, including miniaturization, increasing complexity and advanced packaging and interconnect solutions, allow manufacturers to enhance the quality and capabilities of their devices. These advances often increase both the complexity of the processes required to produce the devices and the associated production costs. Because of these increased costs and the need to ensure that performance and reliability are not sacrificed, the role of inspection and rapid detection of defects during multiple stages of the microelectronic production process is becoming increasingly critical. Defects can occur throughout the manufacturing process as a result of such things as equipment misalignment, contamination, residue, corrosion, or the misapplication of various films. Defects such as scratches, cracks and chip-outs also can be generated by mechanical handling in the manufacturing process.

        Historically, manufacturers generally have relied on engineers and technicians using microscopes to manually inspect sample batches of wafers to detect defects during the various stages of the manufacturing process. As a result, it has been impractical and cost-prohibitive for manufacturers to capture critical process data by inspecting every wafer and die after each process step. These manual inspection limitations result in the following:

        Yield loss due to a lack of process data.    The inability to capture adequate data throughout the manufacturing process prevents microelectronic device manufacturers from locating problems on a timely basis and taking corrective action. Timely corrective action could minimize the scrapping of valuable wafers and improve the process for and yield of future products.

        Productivity constraints.    As microelectronic devices have become more complex, the need for more extensive inspections and defect data has increased significantly. Given these requirements, manufacturers must either add more technicians, significantly impacting productivity of the microelectronic fabrication facility, or fab, or assume a greater risk of defects remaining undetected until later in the process.

        Defective product shipments.    By inspecting less than 100% of their products, manual inspection requires manufacturers to assume a greater risk of shipping defective products to their customers.

        Slower time-to-market.    As microelectronic device and end-product life cycles decrease, the speed at which manufacturers must reach optimal production yields has become increasingly critical. This pressure to minimize time-to-market requires manufacturers to reduce the amount of time spent training technicians, qualifying new production equipment and managing the logistics of a manual inspection process.

        Increased labor and facility requirements.    The large number of technicians and microscopes needed to manually inspect microelectronic devices requires valuable floor space and significant capital commitments. In addition, attracting and retaining qualified technicians have become increasingly difficult.

        Automated inspection systems and data management and analysis software allow manufacturers to overcome these limitations by allowing them to inspect 100% of their products and identify and resolve these defects at various stages of the manufacturing process, helping to drive down production costs, increase throughput and decrease time-to-market. Gartner Dataquest estimates the combined markets for inspection and metrology equipment and process control software for wafer fabrication and packaging to be approximately $2.6 billion in 2003, $3.5 billion in 2004, $5.1 billion in 2005, $4.5 billion in 2006 and $3.6 billion in 2007. Within this market, we estimate that our current suite of products, focused on the detection of defects of 0.5 microns or greater, addresses a market opportunity of approximately $143 million in 2003, $225 million in 2004, $373 million in 2005, $330 million in 2006 and $266 million in 2007. The projected increase in market size through 2005 and subsequent decrease reflect the cyclical nature of the microelectronic industries.

Our Solution

        We deliver automated advanced macro defect inspection systems for microelectronic industries. Our systems provide device manufacturers with valuable information about their products and processes, at a speed that makes it practical to inspect each device rather than a small sample lot. We accomplish this by combining our core competencies in machine vision technology, optics, lighting, and precision motion control with our proprietary software and extensive microelectronic-specific applications experience to provide cost-effective solutions. We offer our systems at several price performance levels to satisfy our customers' diverse requirements. Specifically, we provide:

        Fast, automated, 100% wafer inspection.    Our systems are specifically designed to address our customers' need for fast, automated inspection tools. Our systems are able to inspect up to 120 wafers per hour depending upon the application and wafer size. Depending on the application, our systems can inspect a complex die approximately 100 times faster than a human operator. This speed allows our customers to inspect 100% of their production without decreasing throughput.

        Data collection to enable higher productivity and yields.    Our systems enable microelectronic device manufacturers to cost-effectively collect and process defect data at multiple key points in the production process and provide manufacturers with the information required to improve their production processes and yields. Integrated reporting and analysis tools allow manufacturers to extract critical information about product defects, including location, size and other important defect characteristics.

        Scalable, modular inspection platforms.    Our systems are designed on common platforms that allow us to configure flexible systems to meet our customers' application and throughput requirements. This flexibility provides an easy upgrade path for customers to respond to changes in process technologies, substrate sizes or materials.

        Access to expert application development resources.    Our advanced application engineers and design experts work collaboratively with our customers to optimize the use of inspection in their manufacturing process. This reduces their process development time and costs. We have field application engineers in strategic locations throughout the world to work with our customers on-site and provide the knowledge and expertise to deliver a total inspection solution.

        Focus on advanced macro inspection.    We focus on serving various advanced macro inspection applications rather than attempting to pursue the entire range of possible inspection and metrology applications. This allows us to most effectively concentrate our resources on delivering leading solutions to these 0.5 micron and larger applications.

Our Strategy

        Our strategy is built around achieving our vision to dominate the automated inspection market and generate complete product characterization solutions for evolving microelectronic markets in order to drive down costs and time-to-market. We have identified five strategic initiatives that are critical to successfully implementing our vision:

        Market diversification.    We leverage our core competencies across a variety of microelectronic industries using similar manufacturing processes and within multiple applications. While our customers include the suppliers of semiconductor devices used in a wide range of high-growth electronic products such as cellular phones, fiber-optic switches, personal digital assistants, cable modems, network switches and personal computers, they also include suppliers of microelectronic devices in markets and applications such as advanced packaging, optoelectronics, MEMS, data storage and micro displays. In 2002, 76% of our net revenues were associated with customer applications outside of traditional semiconductor manufacturing, primarily in advanced packaging and optoelectronics applications. By maintaining our diversification initiatives, we strive to maximize our market opportunity while lessening the impact from the economic cycles of any one industry.

        Technology leadership.    Through our technology leadership we deliver customer-driven product innovations focused on price, performance and flexibility. Technology leadership is critical to increasing our competitive win rate, maintaining strong gross margins and building market dominance. Our recent product development efforts resulted in several new product and feature introductions within our existing NSX Series, 3Di Series and YieldPilot product lines. New introductions in 2003 include the AXi advanced macro inspection series and EXi edge inspection and metrology series. These products allow us to enter the front-end of the microelectronic device manufacturing process more aggressively by addressing advanced macro inspection needs. We plan to continue to make significant investments in research and development to maintain and extend our technology leadership.

        Customer application partnerships.    Our customer application partnership program is designed to meet specific customer requirements with solutions that are engineered to their unique specifications. Through this process, we are able to forge stronger and more strategic relationships with existing and new customers.

        Global presence.    We continually maintain and enhance our global presence in order to provide the infrastructure necessary to support our global customer base. In 2002, we enhanced our presence in Asia with added staff in our Taiwan office and direct sales and service in Singapore to better support our customers in Southeast Asia. We believe our direct presence in Southeast Asia and our relationships with large Taiwanese foundries will be a catalyst for expansion in mainland China. We also have direct sales and service personnel and independent distributors located strategically in Europe and Japan. Our support services include web-based service capability and 24-hour global support.

        External growth.    We increase and enhance our growth opportunities through external sources, including acquisitions, collaborations, licensing and joint ventures. We have completed the acquisitions of STI and CSI in 2003 and will continue to examine potential acquisitions that will provide us with additional products, technological expertise, or sales and service capabilities. The acquisition of STI expands our presence within final manufacturing and brings access to key customers and technology. We acquired CSI to improve our data analysis and defect classification capabilities. We are also active in industry collaborations, such as the Advanced Packaging and Interconnect Alliance ("ApiA") and the Die Products Consortium ("DPC"). The ApiA is focused on enhancing productivity and process solutions for advanced packaging. The DPC is a collaboration of leading chip manufacturers and equipment suppliers promoting improved die product quality and manufacturing processes. We believe that organizations such as these will enable us to build stronger relationships with industry leaders and increase our market opportunity by driving the need for advanced automated inspection products.

Our Products

        We strive to be early to market with innovative solutions to emerging microelectronic device manufacturing needs. In 1997, we introduced the NSX Series, our first automated defect inspection system for final manufacturing, and since then have maintained leadership of that market segment. In 2003, we introduced inspection technology to address the front-end of the microelectronic device manufacturing process with the introduction of the AXi Series and EXi Series of products. The following table summarizes the primary attributes of our products:

Applications

Front-End

Product	Introduced	Functionality		Fab	Outgoing Quality Control	Final Manufacturing	Price Range

EXi Series	2003	•	2D defect detection on the wafer's edge	X	X	X	Not yet announced
		•	Metrology of edge features

AXi Series	2003	•	Advanced detection of defects >0.5 micron	X	X		$600,000–$1,000,000
		•	Inspection of patterned and unpatterned wafers
		•	In line, high-speed, 100% inspection
		•	Full color review

3Di Series	2001	•	2D and 3D wafer bump inspection and metrology system		X	X	$475,000–$1,200,000
		•	In line, high-speed, 100% inspection

YieldPilot	2000	•	Tool-centric defect and metrology review and analysis software used with the NSX, 3Di, AXi and EXi Series	X	X	X	$85,000–$250,000
		•	Reduces defect review time
		•	Allows offline defect review

NSX Series	1997	•	Fully automated defect detection >0.5 micron		X	X	$275,000–$1,100,000
		•	2D wafer, die and bump inspection
		•	In line, high-speed, 100% inspection

WAV Series(1)	1997	•	Probe mark wafer and die defect inspection and metrology		X	X	$150,000–$400,000
		•	Defect detection >1.0 micron
		•	In line, high-speed, 100% inspection
		•	Fully integrated on prober

CV Series	1993	•	Verification of critical wafer carrier dimensions	X			$115,000–$250,000

VersaScope(2)	To be introduced	•	Advanced imaging microscope-based system	X			Not yet announced
		•	Harmony review and classification system

(1)
Acquired with the acquisition of STI in April 2003.

(2)
Acquired with the acquisition of CSI in July 2003.

        EXi Series—Automated wafer edge inspection and metrology systems.    In July 2003, we introduced the EXi Series for wafer edge inspection and metrology, which inspects for chip-outs, cracks, delamination, residual resist, particles and other defects that occur along the edge of the wafer. The EXi Series also automatically performs metrology of key edge features and is designed for deployment at several locations throughout the fab. For example, automated edge inspection, implemented during the lithography process, will identify wafer edge variations and particles early and allow for possible wafer rework that can increase yields and reduce manufacturing costs.

        Due to the increase in edge area and wafer stress levels in 300mm wafer processing, the value of wafer edge inspection is magnified. The EXi Series, built on our established defect detection technology, provides fully automated inspection and handling at throughputs of up to 120 wafers per hour. The EXi Series also incorporates our latest user-interface platform, making the system easy to set up and run in production.

        We expect systems to be available for customer evaluation and testing in the fourth quarter of 2003 and sales to begin in 2004.

        AXi Series—Automated defect inspection systems.    In January 2003, we introduced our AXi Series, designed specifically as an advanced macro defect inspection tool to be used throughout the fab process. The ability to inspect 100% of wafers for defects between 5 and 10 microns at throughputs greater than one hundred 300mm wafers per hour, offers device manufacturers new insight into their complex manufacturing process. We believe other macro defect solutions currently are unable to achieve this combination of resolution and throughput. The AXi Series has been deployed in several lines at one of the world's leading device manufacturers, where we are working with the customer to bring the systems into full production. We expect additional customer selections for the AXi Series during the second half of 2003.

        We expect to begin to recognize revenue in the second half of 2003.

        3Di Series—Automated wafer bump inspection systems.    Our 3Di automated inspection and metrology system is a high throughput, two-dimensional ("2D") and three-dimensional ("3D") tool specifically designed for the latest and most advanced microelectronic device packaging processes, including flip-chip wafer bumping. In 2002, we enhanced this product family with the introduction of entry level and high performance models of the 3Di system. With three model options, the 3Di Series is well suited to serve the needs of our customers.

        The 3Di Series incorporates the 2D defect inspection capabilities of the NSX Series and features our proprietary Rapid Confocal Sensor ("RCS") 3D inspection technology. This patent-pending technology, conceived by merging the proven concepts of confocal microscopy with innovative optical design and proprietary software, has established its high speed, high accuracy 3D inspection capabilities in the production lines of leading microelectronic device manufacturers. Our RCS is particularly well suited for the future of 3D bump and other advanced packaging inspection applications because of its ability to scale to meet the future requirements of our customers.

        Revenues from the 3Di Series represented 10% and 37% of our net revenues during the first half of 2003 and all of 2002, respectively. The 3Di Series is available with up to 300mm wafer handling in addition to film frame handling and may be tailored toward specific customer applications with various options and features.

        YieldPilot—Defect review and process analysis software.    YieldPilot, which provides a means for efficient defect review and classification, continues to play a pivotal role in enabling our customers to make process-enhancing decisions. By filtering, classifying and then presenting only the relevant data, YieldPilot assists process engineers in quickly and effectively making the decisions that lead to yield enhancements. Currently, nearly 50% of our systems are delivered with the optional YieldPilot package—either for evaluation or direct implementation in the customer's yield enhancement strategy.

        NSX Series—Automated defect inspection systems.    We became pioneers of automated macro defect inspection in 1997 with the introduction of our NSX Series. These flexible automated wafer and die defect inspection systems deliver high-speed, consistent, reliable defect detection to microelectronic device manufacturers. As a replacement for technicians in the inspection process, the NSX Series significantly improves the quality and throughput of the inspection process, leading to lower overall manufacturing costs.

        The NSX Series is driven by proprietary software and includes integrated yield enhancement tools such as automated data collection and reporting, extensive communication options and fast, easy setup using Windows®-based menus. The NSX Series handles all wafer sizes, 50mm up to 300mm, with both whole wafer and film frame capabilities. The new NSX-105 is the highest performance model in the series, demonstrating industry-leading inspection throughput and capabilities, and delivering the best price/performance ratio of all NSX models. With four models available in the NSX Series, customers may tailor systems toward their specific application, process, or budget by choosing from a range of system capabilities.

        Revenues from the NSX Series represented 67% and 45% of our net revenues in the first half of 2003 and in all of 2002, respectively.

        WAV Series—Probe mark inspection systems.    The WAV Series, which was added to our product line with our April 2003 acquisition of STI, is a leading solution for high-speed inspection and metrology of defects caused by the electrical probing process. As devices continue to get smaller the electrical probing process is more likely to create damage. The WAV Series systems check for this potential damage immediately following the electrical probing process and warn process engineers of potential yield problems.

        In 2002, the WAV Series generated revenues of $3.1 million for STI.

        CV Series—Cassette verification and metrology.    The CV Series is designed to automatically verify critical wafer carrier dimensions. Using advanced machine vision technology and proprietary software, our CV Series systems identify out-of-tolerance cassettes and up to 300mm Front Opening Unified Pods, allowing microelectronic device manufacturers to remove dimensionally defective carriers and thereby decrease wafer damage and improve yield.

        Revenues from the CV Series represented 8% and 4% of our net revenues in the first half of 2003 and in all of 2002, respectively.

        VersaScope—Advanced imaging microscope-based system.    As part of our acquisition of CSI in July 2003, we acquired VersaScope, a product that was in development at CSI. We are continuing this development and expect to have units available for evaluation and testing at customer facilities in the fourth quarter of 2003, with sales beginning in 2004. VersaScope operates with the Harmony software system developed by CSI to automate the control of advanced microscope-based inspection equipment and facilitate the processing of defect images. VersaScope is designed to offer a unique combination of ease of use, flexibility and advanced microscope imaging, enabling technicians to more quickly review, classify and annotate defects. When the VersaScope is coupled with our broad array of high performance defect detection systems, the combination is expected to provide customers with an efficient and complete inspection and review solution.

Research and Development

        Our success depends on our ability to effectively develop and commercialize new technologies and products. Our research and development activities emphasize application development and new product introductions in collaboration with our customers. Our engineering teams support these efforts with software development, machine vision technology, optics, lighting and precision motion control expertise. Our recent product development efforts resulted in several new product and feature introductions within our NSX Series, 3Di Series and YieldPilot product lines. New product introductions include the AXi advanced macro inspection series and EXi edge inspection and metrology series. We also placed significant effort into leveraging our core automated inspection technologies into other applications within the microelectronic device manufacturing process and anticipate announcing new products related to this effort in 2003. We spent 36.3% of our net revenue on research and development during the first six months of 2003, 39.3% during all of 2002, 26.7% during 2001 and 21.9% during 2000.

        To maintain technology leadership and pursue customer driven opportunities for the application of our core technologies, we plan to continue to invest in research and development to bring new products to market and add additional capabilities to extend our market leadership and meet our customers' product characterization needs.

Customers

        We have sold our systems to many of the leading microelectronic device manufacturers throughout the world, in markets and applications such as semiconductors, advanced packaging, optoelectronics, MEMS, data storage and micro displays. In 2002, 52% of our net revenues were derived from sales outside of the U.S., consisting of 37% to customers in Taiwan and 15% to customers in other countries, including South Korea, Singapore, Northern Ireland, Japan, Switzerland and the United Kingdom. Customers accounting for greater than 10% of net revenues during 2002 included Intel Corporation and Silicon Precision Industries Co., Ltd. Customers accounting for greater than 10% of net revenues during 2001 included Intel Corporation and Seagate Technology LLC. There were no other customers, excluding our distributors, which accounted for greater than 10% of net revenues during 2002 or 2001.

Sales, Service and Marketing

        We provide direct sales, service and field application support through strategically placed offices in key regions throughout the world. In the United States, we currently have sales and service personnel in California, Arizona, Florida, New Mexico, North Carolina, Oregon, Texas and at our corporate headquarters in Minnesota. Internationally, we service customers directly in Taiwan, China, Southeast Asia, the United Kingdom, Ireland, Benelux, Scandinavia and France. In addition, we have sales and service personnel in Europe, Japan and South Korea to support our distributors in these areas.

        In 2001, we modified our ongoing relationship with our distributor, Metron Technology B.V., to exclude Taiwan from its territory and made further modifications in 2002 to focus Metron's activities entirely on South Korea. With respect to our European distributors, we terminated our distributor agreement with Firfax Systems effective January 2003 and notified Quasys AG of our intent to terminate our distributor agreement effective April 2004 in order to provide direct sales, customer service and support to customers in Europe. We market all of our products in Japan through Marubeni Solutions Corporation and the WAV Series in Europe through High Tech Trade, GmbH. Each of our distributors has entered into an international distributor agreement with us. All of our distributor agreements grant our distributors an exclusive territory, provide for price and payment procedures, specify the applicable warranty procedures and contain a confidentiality provision.

Backlog

        Our backlog was $14.8 million as of June 30, 2003, as compared to $9.1 million as of December 31, 2002. Our backlog consists of orders for which we have accepted purchase orders and have either assigned shipment dates within the next twelve months or under which systems have shipped but have not yet met customer specifications. These orders are subject to cancellation or delay by the customer without penalty. In addition, since only a portion of our revenues for any quarter represents systems in backlog, we do not believe that backlog is a meaningful or accurate indication of our future revenues and performance.

Competition

        While we believe that we are currently the leader in the commercialization of solutions for the inspection of advanced macro defects of 0.5 micron and larger, several other firms also manufacture similar products. Our primary competitors in final manufacturing are Camtek Ltd., Hitachi, Ltd., Robotic Vision Systems, Inc., and Toray Industries, Inc. As we enter the front-end market, we expect to compete with larger competitors, such as KLA-Tencor Corporation and Rudolph Technologies, Inc., for certain macro applications.

        Significant competitive factors in our market include performance, ease of use, development of new technologies, established customer base, application support, customer service, product flexibility, price and ability to deliver products on a timely basis. We believe we compete favorably with respect to these factors, but must continue to develop and design new and improved products in order to maintain our competitive position.

Manufacturing

        We perform system design, assembly and testing at our headquarters in Bloomington, Minnesota. We utilize an outsourcing strategy for the manufacture of many of our components and major subassemblies. Our manufacturing activities are considered horizontal in nature and consist primarily of testing and assembling parts, components and subassemblies acquired from our vendors, and integrating these parts into our products. Our engineering and manufacturing teams work together to continually improve the modularity of our systems and reduce the number of discrete components and subassemblies required to serve our various product families. To meet specific customer requirements, we often manufacture products that include custom system engineering and software development. Our manufacturing operations do not require a major investment in capital equipment.

        We use numerous domestic and international vendors to supply parts for the manufacture and support of our products. Although we make reasonable efforts to ensure that parts are available from multiple qualified suppliers, this is not always possible. Accordingly, some key parts are obtained only from a single supplier or a limited group of suppliers. We endeavor to minimize the risk of product interruption by selecting and qualifying alternative suppliers for key parts, monitoring the financial condition of key suppliers and maintaining appropriate inventories of key parts. We continually strive to reduce our component lead time and build cycles to maximize the efficiency of our manufacturing operations. During the first half of 2003, we worked with our suppliers to reduce significantly the lead times of our key components. If we do not receive a sufficient quantity of parts in a timely and cost-effective manner to meet production requirements, our results of operations may be materially and adversely affected. We do not maintain long-term supply contracts with any of our suppliers. We do enter into blanket purchase orders with key suppliers for parts with long lead times. These purchase orders are generally to lock-in prices and provide the supplier with visibility of future requirements.

Intellectual Property

        Proprietary information plays a significant role in the development of our products. We rely upon a combination of contract provisions and copyright, trademark, patent and trade secret laws to protect our proprietary know-how, ideas, inventions, goodwill and rights in our solutions and products. We also have a policy of seeking U.S. and foreign patents on technology considered of particular strategic or competitive importance. As of August 15, 2003, we had four issued U.S. patents and 48 pending U.S. patent applications on our key inventions including those associated with our key product lines. We have also applied for foreign patent rights covering our solutions and products in strategic markets. The technological focus of the issued patents and pending applications includes general microelectronic 2D and 3D inspection techniques as well as devices, systems and processes in the following areas: lighting, focusing, sensing, viewing, material handling, imaging, inspecting and data manipulating. We also license some of our exclusive and non-exclusive software programs from third party developers and incorporate them into our products.

        Although we believe that the copyrights, trademarks and patents we own are of value, we do not believe that they will determine our success, which depends principally upon our engineering, manufacturing, marketing and service skills.

Employees

        As of August 15, 2003, we employed 164 people, including 65 in research and development, 34 in service, technical support and training, 28 in sales and marketing, 17 in administration and 20 in manufacturing. We also utilize independent contractors and temporary employees. None of our employees is represented by a labor union and we consider our employee relations to be good.

Facilities

        We currently have the facilities described below.

Location	Type	Principal Use	Square Footage	Ownership
Bloomington, Minnesota	Office, plant, warehouse	Headquarters, Research and Development, Sales and Service, Manufacturing, Marketing and Administration	78,437	Leased
Plano, Texas	Office, warehouse	Research and Development, Sales and Service	10,600	Leased
Hsinchu, Taiwan	Office, warehouse	Sales and Service	4,607	Leased
Thornwood, New York	Office	Research and Development, Sales and Service	1,208	Leased

        The lease with respect to our Bloomington facility expires on April 30, 2006, but may be renewed by us for an additional three year term.

Legal Proceedings

        From time to time in the ordinary course of business, we are subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Litigation, in general, and intellectual property and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings cannot be predicted with any certainty and in the case of more complex legal proceedings such as intellectual property and securities litigation, the results are difficult to predict at all. Except as described below, we are not aware of any asserted or unasserted legal proceedings or claims that we believe would have a material adverse effect on our financial condition or results of our operations.

        In connection with the acquisition of STI, we placed 215,000 of the shares issued in the transaction in escrow to secure ASTI's performance of certain covenants including ASTI's agreement to indemnify us against damages in connection with STI's dispute with Rudolph. In various letters and conversations with STI and us, Rudolph has asserted that STI owes Rudolph development fees and royalty payments pursuant to a December 24, 1997 Development Agreement between STI and ISOA, Inc., a company later acquired by Rudolph. Rudolph has also asserted that we may have used ISOA technology in the development of one of our products and owe additional royalties to Rudolph as a result. We believe STI has no obligations to Rudolph under the December 24, 1997 Development Agreement and that we have used no ISOA technology in any of our products. If Rudolph initiates legal proceedings against STI or us, or if we initiate legal proceedings against Rudolph to resolve this dispute, the legal fees and expenses we incur could be significant. In addition, if litigation ensues, there can be no assurance that we will prevail in such litigation and we may suffer an adverse result requiring us to pay damages or royalties adversely affecting our business. Notwithstanding the foregoing, we believe the indemnification escrow established in connection with the acquisition of STI is reasonably likely to protect us against losses in connection with Rudolph's claims.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors and their ages as of August    , 2003, are as follows:

Name	Age	Position
Jeff L. O'Dell	42	Chief Executive Officer and Chairman of the Board of Directors
David L. Klenk	38	President, Chief Operating Officer and Assistant Secretary
Stanley D. Piekos	55	Chief Financial Officer, Treasurer and Assistant Secretary
Scott A. Gabbard	36	Chief Accounting Officer and Vice President, Finance
John M. Vasuta	35	Vice President, Intellectual Property; Chief Legal and Compliance Officer; General Counsel and Secretary
D. Mayson Brooks	44	Vice President, Global Sales and Field Operations
Wayne J. Hubin	59	Vice President, Manufacturing
Albert A. Eliasen	37	Vice President, Engineering
Ardelle R. Johnson	48	Vice President, Strategic Marketing
Michael W. Wright	55	Director
Linda Hall Whitman	54	Director
James A. Bernards	56	Director
Roger E. Gower	61	Director

        Jeff L. O'Dell was one of our co-founders and has served as our Chief Executive Officer since 1992 and Chairman of the Board since 1994. From 1992 to July 2001, Mr. O'Dell also served as President. From August 1987 to August 1992, Mr. O'Dell was Director of Sales and Marketing for MicroVision Corporation, which develops and manufactures robotic and inspection systems. From February 1985 to August 1987, Mr. O'Dell was a Field Applications Engineer for Cognex Corporation, which designs, develops and markets machine vision systems that are used to automate a wide range of manufacturing processes. From March 1984 to February 1985, Mr. O'Dell served as a Systems Analyst for Control Data Corporation.

        David L. Klenk joined us in April 1993 and has served as our President since July 2001 and Chief Operating Officer since April 1999. Mr. Klenk served on our Board of Directors from 1994 to March 2000. Mr. Klenk oversees the engineering, manufacturing, customer service and employee services groups. Prior to becoming our Chief Operating Officer, Mr. Klenk served as our Director of Operations.

        Stanley D. Piekos joined us in April 2003 as Chief Financial Officer. From February 1998 until March 2003, Mr. Piekos served as Senior Vice President, Finance and Corporate Development and Chief Financial Officer at American Superconductor, a developer and manufacturer of products using superconductor technology for the electric power industry. From May 1994 to February 1998, Mr. Piekos was the Chief Financial Officer for Brooks Automation, a supplier of automation solutions for the semiconductor industry. From June 1985 to May 1994, Mr. Piekos worked for Helix Technology Corporation, a manufacturer of products based on cryogenic and vacuum technology, serving as Vice President and Chief Financial Officer since 1991. He also held financial and general management positions with W.R. Grace & Co.

        Scott A. Gabbard became our Vice President of Finance in July 2002. Mr. Gabbard also currently serves as our Chief Accounting Officer. Prior to becoming Chief Accounting Officer and Vice President of Finance, Mr. Gabbard served as our Corporate Controller since joining us in February 2000 and as Acting Chief Financial Officer from May 2002 to April 2003. From September 1995 through January 2000, Mr. Gabbard was Assistant Controller with U.S. Office Products, an international supplier of office products and business services. From August 1993 to September 1995, Mr. Gabbard was an auditor with Price Waterhouse, LLP. Mr. Gabbard is a Certified Public Accountant.

        John M. Vasuta has been our Vice President of Intellectual Property, Chief Legal and Compliance Officer and General Counsel since May 2000. Mr. Vasuta has also been our Secretary or Assistant Secretary since October 2000. From February 1999 to May 2000, Mr. Vasuta was Senior Intellectual Property Counsel with Bridgestone-Firestone, a manufacturer of tires, fiber optics and automotive parts. From July 1997 to February 1999, Mr. Vasuta was Senior Patent Counsel and Research and Development Business Manager for Kennametal Inc., a tooling manufacturer. Mr. Vasuta was an attorney in various law firms from 1991 to 1997, most recently at Sand & Sebolt, where he was a partner.

        D. Mayson Brooks became our Vice President of Global Sales and Field Operations in February 2002. Prior to becoming Vice President of Global Sales and Field Operations, Mr. Brooks served as our Vice President of Sales and Marketing since July 1999. Prior to joining us, from June 1987 through June 1999, Mr. Brooks worked in various managerial capacities for Air Products and Chemicals, Inc., most recently as Commercial Manager, European electronics division. Mr. Brooks served from June 1981 to May 1987 in the United States Navy and was awarded two achievement medals.

        Wayne J. Hubin has been our Vice President of Manufacturing since November 1999. Before joining us, Mr. Hubin was Manufacturing Operations Manager for BOC Edwards, Inc. from August 1999 to November 1999. From 1984 to August 1999, Mr. Hubin worked in various managerial capacities for FSI International, Inc., a supplier of micro-lithography, surface conditioning and chemical dispense equipment used in the fabrication of microelectronics, most recently as Manufacturing Operations Manager.

        Albert A. Eliasen joined us as Vice President of Engineering in November 2000. From May 1994 to November 2000, Mr. Eliasen was employed by Axcelis Technologies, Inc., a semiconductor equipment supplier. He served in various capacities with Axcelis Technologies, most recently as TPS Platform Manager, managing engineers for the thermal products platform including new product development and sustaining engineering.

        Ardelle R. Johnson recently joined us in August 2003 as Vice President of Strategic Marketing after having served as a consultant to the company in front-end wafer fab processes. From 1980 to April 2003, Mr. Johnson worked in various capacities for FSI International, Inc. first as an applications engineer, then as a Product Manager introducing FSI into the lithography market sector, and later as Vice President of Sales and Marketing for FSI's lithography division.

        Michael W. Wright has served as one of our directors since 2000. Mr. Wright has been Chief Operating Officer of Entegris, Inc., a supplier to semiconductor manufacturers, since May of 2002. From January 2001 to May 2002, Mr. Wright was President of the microelectronics group of Entegris, Inc. From 1998 to 2001, he was Senior Vice President of Corporate Marketing of Entegris, Inc. From 1996 to 1998, Mr. Wright was Vice President and General Manager of Integrated Solutions, Inc., a lithography supplier. From 1995 to 1996, he was Director of International Design Corporation. Mr. Wright is also the founder of Wright Williams and Kelly, a provider of management consulting services.

        Linda Hall Whitman has served as one of our directors since 2002. Ms. Whitman has been Chief Executive Officer of QuickMedX, a medical services company, since May of 2002. Prior to that,

Ms. Whitman was President of Ceridian Performance Partners from 1996 to 2000, and Vice President of Ceridian's Business Integration from 1995 to 1996. From 1980 to 1995, Ms. Whitman held various positions at Honeywell including Vice President of Consumer Business Group; Director of Home Systems; Director of Marketing for HVAC Commercial Controls; Director of Customer Service, Traffic and Distribution; Director of Information Technology; International Market Manager; and Strategic Marketing Manager. Since 1999, Ms. Whitman has served on the Ninth District Federal Reserve Bank Board. She currently also serves as a director of two other public companies, Health Fitness Corporation, and MTS Systems Corporation, as well as for several private companies.

        James A. Bernards has served as one of our directors since 1998. Mr. Bernards is currently President of Facilitation, Inc., a business consulting services company, and President of Brightstone Capital, Ltd., a venture capital fund manager. Mr. Bernards was co-founder and President of the accounting firm of Stirtz, Bernards & Co. from May 1981 to June 1993. He currently serves as a Director of three other public companies, Health Fitness Corporation, Entegris, Inc., and FSI International, Inc., and several private companies.

        Roger E. Gower has served as one of our directors since 1998. Mr. Gower has been Chairman of the Board, President, Chief Executive Officer and Director of Micro Component Technology, Inc. since April 1995. Prior to that time, Mr. Gower was employed by Datamedia Corporation of Nashua, New Hampshire, a network and PC security software development company, where he served as President and Chief Executive Officer since 1991. Prior to 1991, he was President and Chief Executive Officer of Intelledix, Inc., a Corvallis, Oregon-based manufacturer of robotic and automation systems for the semiconductor and disk drive manufacturing industries.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock by (i) each director; (ii) each of our executive officers; (iii) all of our directors and executive officers as a group; (iv) each of those known by us to be beneficial owners of more than 5% of our common stock; and (v) each of our current shareholders who is expected to sell shares in the offering.

        Unless otherwise specified, the business address of the shareholder is our address as set forth in this prospectus.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally means sole or shared power to vote or direct the voting or to dispose or direct the disposition of any common stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based upon 13,625,966 shares of common stock outstanding as of July 31, 2003, and 16,655,966 shares of common stock outstanding after completion of this offering assuming no exercise of the underwriter's over-allotment option and after giving effect to the exercise of options to acquire 30,000 shares by selling shareholders.

			Beneficial Ownership Prior to Offering(1)(2)			Beneficial Ownership After Offering(1)(2)
		Options Exercisable Within 60 Days
Name and Address	Common Shares Owned				Number of Shares Offered
			Number	Percent		Number	Percent
Jeff L. O'Dell(3)	1,328,641	10,500	1,339,141	9.8%	132,865	1,206,276	7.2%
D. Mayson Brooks	984	78,750	79,734	*	7,800	71,934	*
Stanley D. Piekos	—	—	—	*	—	—	*
Scott A. Gabbard	—	57,292	57,292	*	5,700	51,592	*
David L. Klenk	—	165,896	165,896	1.2%	16,500	149,396	*
John M. Vasuta	5,907	105,484	111,391	*	—	111,391	*
Albert A. Eliasen	5,375	36,460	41,835	*	—	41,835	*
Ardelle R. Johnson	—	—	—	*	—	—	*
Wayne J. Hubin	10,000	47,734	57,734	*	—	57,734	*
James A. Bernards(4)	347,500	23,869	371,369	2.7%	—	371,369	2.2%
Roger E. Gower	—	61,369	61,369	*	—	61,369	*
Michael W. Wright	—	46,299	46,299	*	—	46,299	*
Linda Hall Whitman	—	18,658	18,658	*	—	18,658	*
Mark R. Harless(3)	736,620	4,250	740,870	5.4%	—	740,870	4.4%
ESI Investment Company(5)	785,800	—	785,800	5.8%	—	785,800	4.7%
Wellington Trust Company, NA(6)	857,100	—	857,100	6.3%	—	857,100	5.1%
RS Investment Management(7)	1,469,300	—	1,469,300	10.8%	—	1,469,300	8.8%
Wellington Management Company, LLP(8)	1,825,000	—	1,825,000	13.4%	—	1,825,000	11.0%
ASTI Holdings, Limited	215,385	—	215,385	1.6%	215,385	—	*
All current directors and executive officers as a group (13 persons)(4)	1,698,407	652,311	2,350,718	16.5%	162,865	2,187,853	12.7%

*
Less than one percent.

(1)
Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned.

(2)
Amounts include shares that are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable either currently or within 60 days after July 31, 2003. Pursuant to SEC rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3)
The address for Jeff L. O'Dell and Mark R. Harless is c/o August Technology Corporation, 4900 West 78th Street, Bloomington, Minnesota 55435.

(4)
Includes 150,000 shares held by Brightstone Fund 8 L.P. and 175,000 shares held by Dougherty Summit Opportunity Fund I. Mr. Bernards is the President of Brightstone Capital, Ltd., which manages the Brightstone Fund and Dougherty Fund; provided, however, pursuant to agreements, Mr. Bernards has no control over the voting or disposition of the shares held by either the Brightstone Fund or Dougherty Fund.

(5)
ESI Investment Company ("ESI") has sole power to vote or direct the vote and dispose or direct the disposition of all of the shares, which authority has been designated to Peter Peterson, President of ESI. ESI is located at 6111 Blue Circle Drive, Minnetonka, Minnesota 55353. We have relied on information contained in a Schedule 13G as of December 31, 2002, which was filed with the Securities and Exchange Commission on February 11, 2003 by ESI and other information made available to us.

(6)
Wellington Trust Company, NA ("WTC") has shared power to vote or direct the vote and dispose or direct the disposition of all of the shares, which shares are held by clients of WTC. WTC is located at 75 State Street, Boston, Massachusetts 02109. We have relied on information contained in a Schedule 13G as of December 31, 2002, which was filed with the Securities and Exchange Commission on February 12, 2003 by WTC.

(7)
RS Investment Management Co. LLC ("RS LLC") has shared power to vote or direct the vote and dispose or direct the disposition of all of the shares. RS Investment Management, L.P. ("RS LP") has shared power to vote or direct the vote and dispose or direct the disposition for 1,411,500 of the shares and has no power to vote or direct the vote and dispose or direct the disposition of the remaining shares. G. Randall Hecht has shared power to vote or direct the vote and dispose or direct the disposition of all of the shares. RS LLC is a Delaware Limited Liability Company and is the holding company and general partner of RS LP. RS LP is a California Limited Partnership and is a registered investment adviser. Mr. Hecht is a control person of RS LLC and RS LP. We have relied on information contained in a Schedule 13G as of June 30, 2003, which was filed with the Securities and Exchange Commission on July 9, 2003 by RS LLC, RS LP and Mr. Hecht.

(8)
Wellington Management Company, LLP ("WMC") has shared power to dispose or direct the disposition of all of the shares. WMC has shared power to vote or direct the vote for 1,159,100 of the shares and has no power to vote or direct the vote of the remaining shares. The shares are held by clients of WMC. WMC is located at 75 State Street, Boston, Massachusetts 02109. We have relied on information contained in a Schedule 13G as of December 31, 2002, which was filed with the Securities and Exchange Commission on February 12, 2003 by WMC and its wholly owned subsidiary and a bank, WTC.

UNDERWRITING

        We and the selling shareholders intend to enter into an underwriting agreement with the underwriters named below on the terms described below. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Needham & Company, Inc.
Adams, Harkness & Hill, Inc.
A.G. Edwards & Sons, Inc.
RBC Dain Rauscher Inc.

Total	3,378,250

        The underwriters have advised us and the selling shareholders that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $                  per share. The underwriters may allow, and these dealers may re-allow, a concession to other securities dealers of up to $                  per share. After the offering to the public, the offering price and other selling terms may be changed by the underwriters.

        We have granted to the underwriters an option to purchase up to 506,738 additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 30-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, which are discussed below, made in connection with this offering. If this option is exercised, each of the underwriters will be obligated to purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total number of shares shown.

        The underwriting discount is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling shareholders per share of common stock. The underwriting discount is currently expected to be approximately            % of the public offering price. The following table shows the per share and total underwriting discount to be paid to the underwriters by us and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Paid by August Technology Corporation	$	$	$
Paid by the selling shareholders	$	$	$

        We estimate that the total expenses for this offering excluding underwriting discounts and commissions will be approximately $                        , no material portion of which will be paid by the selling shareholders.

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described above, if any of these shares are purchased.

        The underwriting agreement also provides that we and the selling shareholders will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

        The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, Inc. This agreement does not apply to the grant or exercise of options or other issuance of common stock under any existing employee benefit plans. Our directors, officers and the selling shareholders have agreed, subject to certain exceptions, not to sell, hedge, or otherwise dispose of any shares of common stock, directly or indirectly (other than shares sold in this offering), options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, Inc. Needham & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

        In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase under the over-allotment option. To close out a short position, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be entirely closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

        Finally, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Rule 103 generally provides that:

  •
  a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

  •
  net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker's average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

  •
  passive market making bids must be identified as such.

        Any of these activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities or may prevent or retard a decline in the market price of our stock. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq National Market or otherwise.

        Neither we, the selling shareholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

        The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Faegre & Benson LLP.

EXPERTS

        The consolidated financial statements of August Technology Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statement schedule of August Technology Corporation for each of the years in the three-year period ended December 31, 2002, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Semiconductor Technologies & Instruments, Inc. as of December 31, 2002 and 2001, and for the years in the two-year period ended December 31, 2002, have been included herein and in the registration statement and incorporated by reference in reliance upon the report of Ernst & Young, independent accountants, appearing elsewhere herein and incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

        We also file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W. Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

        The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the previously filed documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the closing date of the offering.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to the previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        The following documents previously filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  2.
  Our Proxy Statement for our 2003 Annual Meeting of Shareholders held on April 30, 2003.

  3.
  Our Quarterly Reports on Form 10-Q for the first quarter ended March 31, 2003 and the second quarter ended June 30, 2003.

  4.
  Our Current Reports on Form 8-K filed February 28, 2003, April 10, 2003, April 17, 2003, April 30, 2003 (as amended on June 25, 2003 and August 12, 2003), and July 9, 2003.

  5.
  Our registration of our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, on Form 8-A filed May 16, 2000.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in such documents. You should direct any requests for documents to August Technology Corporation, 4900 West 78th Street, Bloomington, Minnesota 55435, Attention: Chief Financial Officer, telephone: (952) 820-0080.

AUGUST TECHNOLOGY CORPORATION
Index to Consolidated Financial Statements

Page
Independent Auditors' Report	F-2
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	F-6
Notes to Consolidated Financial Statements	F-7
Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002 (unaudited)	F-25
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2003 and 2002 (unaudited)	F-26
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2003 and 2002 (unaudited)	F-27
Notes to Consolidated Financial Statements (unaudited)	F-28
SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC. Index to Financial Statements
Report of Independent Auditors	F-34
Balance Sheets as of December 31, 2001 and 2002, and March 31, 2003 (unaudited)	F-35
Statements of Operations for the two years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited)	F-36
Statements of Shareholder's Deficiency for the two years ended December 31, 2001 and 2002, and the three months ended March 31, 2003 (unaudited)	F-37
Statements of Cash Flows for the two years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited)	F-38
Notes to the Financial Statements	F-39
AUGUST TECHNOLOGY CORPORATION Index to Unaudited Pro Forma Condensed Combined Financial Statements
Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	F-55
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2003	F-56
Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2003	F-57
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2002	F-58
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-59

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
August Technology Corporation:

        We have audited the accompanying consolidated balance sheets of August Technology Corporation and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of August Technology Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota
February 7, 2003, except as to notes 17 and 18, which are as of February 26, 2003

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$1,895	$1,523
Short-term investments	15,438	23,196
Accounts receivable, net	7,054	4,737
Inventories	8,444	9,384
Prepaid expenses and other current assets	1,091	2,838

Total current assets	33,922	41,678
Property and equipment, net	3,439	3,541
Long-term investments	1,444	1,138
Other assets	705	798

Total assets	$39,510	$47,155

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,273	$1,641
Accrued compensation	554	615
Other accrued liabilities	451	536
Customer deposits	1,268	1,715

Total current liabilities	4,546	4,507
Other non-current liabilities	97	125

Total liabilities	4,643	4,632

Commitments (note 12)	—	—
Shareholders' equity:
Common stock, no par value, 42,000,000 shares authorized 13,152,304 and 12,812,164 shares issued and outstanding, respectively	42,158	41,020
Undesignated capital stock, no par value, 3,000,000 shares authorized, no shares issued or outstanding	—	—
Deferred compensation related to stock options	(105)	(192)
Retained earnings (accumulated deficit)	(7,229)	1,704
Accumulated other comprehensive income (loss)	43	(9)

Total shareholders' equity	34,867	42,523

Total liabilities and shareholders' equity	$39,510	$47,155

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2002	2001	2000
Net revenues	$25,058	$29,784	$31,666
Cost of revenues	11,068	12,039	12,594

Gross profit	13,990	17,745	19,072
Selling, general and administrative expenses	11,769	11,800	10,100
Research and development expenses	9,847	7,940	6,945
Non-recurring expenses	1,244	579	326

Operating income (loss)	(8,870)	(2,574)	1,701
Interest income	624	1,427	1,078
Interest expense	—	—	(100)
Other expense	—	(17)	—

Income (loss) before provision for (benefit from) income taxes	(8,246)	(1,164)	2,679
Provision for (benefit from) income taxes	687	(813)	807

Net income (loss)	$(8,933)	$(351)	$1,872

Net income (loss) per share:
Basic	$(0.69)	$(0.03)	$0.17
Diluted	$(0.69)	$(0.03)	$0.16

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands, except share amounts)

	Common Stock
			Deferred Compensation Related To Stock Options	Retained Earnings (Accumulated Deficit)
	Shares Issued And Outstanding	Amount			Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balances at December 31, 1999	9,163,961	$3,592	$(428)	$183	$—	$3,347
Net income	—	—	—	1,872	—	1,872
Issuances of common stock in conjunction with:
Initial public offering, net of expenses	3,300,000	35,860	—	—	—	35,860
Exercises of employee stock options	150,592	145	—	—	—	145
Employee stock purchase plan	18,505	203	—	—	—	203
Tax benefit from stock options exercised	—	112	—	—	—	112
Issuances of stock options to nonemployees	—	48	—	—	—	48
Amortization of deferred compensation related to stock options	—	(25)	123	—	—	98

Balances at December 31, 2000	12,633,058	39,935	(305)	2,055	—	41,685
Net loss	—	—	—	(351)	—	(351)
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	(9)	(9)

Comprehensive loss						(360)
Issuances of common stock in conjunction with:
Exercises of employee stock options	150,946	307	—	—	—	307
Employee stock purchase plan	28,160	289	—	—	—	289
Tax benefit from stock options exercised	—	501	—	—	—	501
Issuances of stock options to nonemployees	—	8	—	—	—	8
Amortization of deferred compensation related to stock options	—	(20)	113	—	—	93

Balances at December 31, 2001	12,812,164	41,020	(192)	1,704	(9)	42,523
Net loss	—	—	—	(8,933)	—	(8,933)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	(3)	(3)
Net unrealized gain on securities	—	—	—	—	55	55

Comprehensive loss						(8,881)
Issuances of common stock in conjunction with:
Exercises of employee stock options	303,673	942	—	—	—	942
Employee stock purchase plan	36,467	220	—	—	—	220
Amortization of deferred compensation related to stock options	—	(24)	87	—	—	63

Balances at December 31, 2002	13,152,304	$42,158	$(105)	$(7,229)	$43	$34,867

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(8,933)	$(351)	$1,872
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,399	934	363
Deferred income taxes	896	(662)	(178)
Provision for doubtful accounts	148	157	220
Amortization of deferred compensation related to stock options	63	93	98
Loss on disposition of assets	—	17	—
Issuances of stock options to nonemployees	—	8	48
Write-off of assets	—	—	326
Accrued lease obligation	—	—	106
Changes in operating assets and liabilities:
Accounts receivable	(2,465)	1,986	(3,981)
Inventories	940	(1,128)	(5,796)
Prepaid expenses and other current assets	1,427	(1,213)	(861)
Accounts payable	632	(1,127)	1,970
Accrued compensation	(61)	(641)	696
Other accrued liabilities	(113)	(41)	396
Accrued income taxes	—	(591)	903
Customer deposits	(447)	1,123	380

Net cash used in operating activities	(6,514)	(1,436)	(3,438)

Cash flows from investing activities:
Proceeds from maturities of securities	34,738	56,471	21,741
Purchases of securities	(27,231)	(54,715)	(47,831)
Purchases of property and equipment	(1,209)	(2,245)	(1,982)
Investment in other assets	(571)	(248)	(118)

Net cash provided by (used in) investing activities	5,727	(737)	(28,190)

Cash flows from financing activities:
Net proceeds from issuances of common stock	1,162	596	36,208
Payments of short term debt, net	—	—	(1,223)
Checks issued in excess of bank balance	—	—	(254)

Net cash provided by financing activities	1,162	596	34,731

Effect of exchange rates on cash and cash equivalents	(3)	(3)	—

Net increase (decrease) in cash and cash equivalents	372	(1,580)	3,103
Cash and cash equivalents at beginning of year	1,523	3,103	—

Cash and cash equivalents at end of year	$1,895	$1,523	$3,103

Supplemental cash flow information:
Cash paid for interest	$—	$—	$(100)
Cash refunds of (paid for) income taxes, net	$1,747	$(1,834)	$(88)

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

Note 1—Nature of Business and Summary of Significant Accounting Policies

Nature of Business

        August Technology Corporation (collectively with its subsidiaries, the "Company") is a worldwide leader in the research, design, development, manufacture, marketing, sales, distribution and service of automated defect inspection systems used in the manufacture of microelectronic devices including semiconductor devices as well as emerging microelectronic device markets. The Company's systems automate the inspection process, allowing manufacturers to inspect 100% of their wafers or die, while providing powerful information that manufacturers can use to increase yield and productivity. The Company has sold these systems worldwide to major microelectronic device manufacturers.

Principles of Consolidation

        The consolidated financial statements include the accounts of August Technology Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

        Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Estimates are used for, but not limited to: allocation of revenues in multiple element arrangements, allowance for doubtful accounts, inventory valuation, useful lives of depreciable and intangible assets, warranty provisions and income taxes. Future events and their effects cannot be perceived with certainty. As a result, the estimates used in preparation of the financial statements will change as new events occur, as additional information is obtained and as the Company's operating environment changes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid debt instruments with original maturities of 90 days or less when purchased.

Investments

        Investments consist of marketable debt instruments. The investments are stated at fair value based on quoted market prices and may be used for liquidity or other corporate purposes. The Company changed the classification of all of its investments from held-to-maturity to available-for-sale during the second quarter of 2002. Unrealized gains and losses are reported in Shareholders' Equity under the caption "Accumulated other comprehensive income (loss)". Short-term investments mature in less than one year. Long-term investments have maturities of more than one year.

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, accounts receivable, investments and accounts payable approximates fair value as of December 31, 2002 and 2001.

Inventories

        Inventories are stated at the lower of cost (first-in, first-out) or market. Demonstration systems are stated at manufacturing cost and reserves are recorded to state the demonstration systems at their net realizable value. The Company reviews inventory for obsolescence and excess quantities to determine that items deemed obsolete and/or excess are appropriately reserved. In making the determination, the Company considers future sales of related products and quantity of inventory at the balance sheet date assessed against each part's past usage rates and future expected usage rates.

Property and Equipment

        Property and equipment is stated at cost and is depreciated over the estimated useful lives of the respective assets. The estimated useful lives range from two to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives or lease terms.

Capitalized Software Development Costs

        Software development costs incurred subsequent to the establishment of technological feasibility, which is demonstrated by the completion of a working model, through general release of the products are capitalized. Capitalized costs are amortized over the lesser of the estimated sales of the product or the straight-line method over a period of three years. The Company reviews the carrying value of software development costs regularly and a loss is recognized when the net realizable value falls below the unamortized cost. Net capitalized software development costs at December 31, 2002 and 2001 were $160 and $223, respectively. Amortization expense for the years ended December 31, 2002, 2001 and 2000 was $88, $37 and none, respectively.

Impairment of Long Lived Assets

        The Company reviews long-lived assets for impairment annually or more frequently if the occurrence of events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable or the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the carrying amount of an asset to future net undiscounted cash flows. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

Concentrations of Credit Risk

        Financial instruments, which potentially subject the Company to credit risk, consist principally of investments in cash equivalents and short-term and long-term debt obligations and trade receivables. The Company limits credit risk by placing all investments with high credit quality issuers and limits the amount of investment with any one issuer. The Company limits credit risk associated with trade receivables by performing ongoing credit evaluations and maintains a reserve for potential collection losses based upon collectibility of all accounts receivable. The Company believes that there is no additional risk, beyond amounts provided for collection losses, to be inherent in trade receivables.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the difference between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred income taxes are recorded at the tax rates expected to be in effect when amounts are to be included in future taxable income. The Company regularly assesses the recoverability of deferred tax assets and records a valuation allowance to reduce the deferred tax assets to the amounts believed to be realizable, considering whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon carry back to prior periods, tax planning strategies, the scheduled reversal of deferred tax liabilities and the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the Company's level of historical taxable losses in recent years and the uncertainty of future taxable income, the Company concluded during the second quarter of 2002 that a full valuation allowance against the deferred tax assets was appropriate. The valuation allowance at December 31, 2002 was $5,360.

Comprehensive Income (Loss)

        Comprehensive income (loss) represents the change in equity during a period from transactions and other events and circumstances excluding transactions resulting from investment by shareholders and distribution to shareholders.

Foreign Currency Translation

        Assets and liabilities of the Company's Taiwan and United Kingdom subsidiaries are translated at year-end exchange rates, and equity accounts are translated at historical rates. Income and expense accounts are translated at the average exchange rate for the year. The resulting translation adjustment is excluded from operations and accumulated as a separate component of shareholders' equity.

Stock-based Compensation

        The Company applies Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for stock-based compensation. The Company has adopted the pro forma disclosure requirements under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting and Disclosure of Stock-based Compensation".

Stock-based Payments to Nonemployees

        The Company recognizes expense for stock options issued to nonemployees based upon the fair value of the consideration received or the fair value of the equity instruments issued in accordance with SFAS No. 123.

Revenue Recognition

        The Company derives revenues from the sale of systems, spare parts and services.

        System sales:    The Company requires customers, excluding the Company's distributors, that have new inspection applications to complete pre-shipment authorization testing of purchased systems at the Company's facility, prior to shipment. During this testing, the customer verifies that the system meets their specifications and authorizes shipment. For systems that require such testing the Company recognizes revenue as follows:

  •
  Revenue from systems meeting pre-shipment authorization testing is recognized when the product has shipped, title and risk of loss have transferred to the customer and collection of the resulting receivable is probable. The Company does not deem installation to be essential to the functionality of its systems as it does not involve altering the system's features or capabilities or the building of complex interfaces.

  •
  Revenue from systems that have not been demonstrated to meet customer specifications prior to shipment is recognized when title and risk of loss have transferred to the customer, installation has occurred, and collection of the resulting receivable is probable.

        When the customer has already accepted a previous system, with the same specifications, for the same application, the Company does not require pre-shipment authorization testing. Revenue is recognized when the product has shipped, title and risk of loss have transferred to the customer and collection of the resulting receivable is probable.

        System sales are accounted for as multiple-element arrangements. In transactions that include multiple products and/or services, the Company allocates the revenue to each element based on their relative fair value (or in the absence of fair value, the residual method) and recognizes the associated revenue when all revenue recognition criteria have been met for each element.

        Spare parts revenue:    Spare parts revenue is recognized when the parts have been shipped, title and risk of loss have transferred to the customer and collection of the resulting receivable is probable.

        Service revenue:    Service revenues are recognized after the services are performed and collection of the resulting receivable is probable. Revenues from maintenance contracts are recognized ratably over the period of the contract. Service revenues were insignificant during the years ended December 31, 2002, 2001 and 2000.

        The Company's distributors are not granted price protection. Sales to all customers and distributors are final and no right of return after shipment exists.

        Unbilled revenue represents revenue that has been earned for equipment shipped but not billed due to the payment terms of the customer order.

Warranty Expense

        The Company provides warranty coverage for its systems for a period of one year, including parts and labor necessary to repair the systems during the warranty period. A provision for the costs related to warranty expense is recorded as a charge to cost of goods sold when revenue is recognized. The estimated warranty cost is based on our historical experience rate of incurred expenses to corresponding system revenues.

Advertising Costs

        Advertising costs are expensed as incurred.

Research and Development

        Research and development costs are expensed as incurred.

Net Income (Loss) Per Share

        Basic net income (loss) per share excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. When there is a net loss, other potentially dilutive securities are not included in the calculation of net loss per share since their inclusion would be anti-dilutive.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the 2002 presentation.

New Accounting Pronouncements

        In July 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and must be applied beginning January 1, 2003. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when the exit or disposal plan is approved. The Company does not expect that the adoption of SFAS 146 will have an effect on its consolidated financial statements. The Company will adopt the provisions of SFAS 146 for exit and disposal activities that are initiated after December 31, 2002 as required by the standard.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires companies to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Guarantees in existence at December 31, 2002 are grandfathered for the purposes of recognition and would only need to be disclosed. The Company does not expect that the adoption of FIN 45 will have an effect on its consolidated financial statements. The Company will adopt the initial recognition and measurement provisions of FIN 45 for guarantees issued or modified after December 31, 2002.

        In December 2002, the Emerging Issues Task Force reached a consensus on EITF 00-21, "Revenue Arrangements with Multiple Deliverables". This Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliverables) are sufficiently separable, and there exists sufficient evidence of their fair values to separately account for some or all of the deliverables (that is, there are separate units of accounting). In other arrangements, some or all of the deliverables are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. This Issue addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. This Issue does not change otherwise applicable revenue recognition criteria. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 will not have a material effect on the Company's financial statements.

        In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment to FASB Statement 123". SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation", to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of SFAS 148 effective December 31, 2002.

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities". FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The recognition and measurement provisions of this Interpretation are effective for newly created variable interest entities formed after January 31, 2003, and for existing variable interest entities, on the first interim or annual reporting period beginning after June 15, 2003. The Company will adopt the provisions of FIN 46 for existing variable interest entities on July 1, 2003. The disclosure requirements of this Interpretation are effective for financial statements issued after January 31, 2003. The Company adopted the provisions of FIN 46 for newly formed variable interest entities effective January 31, 2003 which will not have a material effect on the Company's financial statements. In addition, the Company adopted the disclosure provisions of FIN 46 effective December 31, 2002.

Note 2—Investments

        Short-term and long-term investments consisted of the following:

	December 31,
	2002	2001
Due within one year:
Corporate notes	$8,706	$14,518
Government notes	6,732	8,678

Total due within one year	15,438	23,196
Due after one year through two years:
Government notes	1,444	—
Corporate notes	—	1,138

Total due after one year	1,444	1,138

Total investments	$16,882	$24,334

        Net unrealized gains on investments as of December 31, 2002 were $55. Realized gains and losses on available-for-sale securities were immaterial in 2002.

Note 3—Accounts Receivable

        Accounts receivable consisted of the following:

	December 31,
	2002	2001
Billed receivables	$7,209	$4,640
Unbilled revenue	395	499

	7,604	5,139
Allowance for doubtful accounts	(550)	(402)

Accounts receivable, net	$7,054	$4,737

Note 4—Inventories

        Inventories consisted of the following:

	December 31,
	2002	2001
Raw materials	$3,053	$3,118
Work in process	1,415	779
Finished goods	2,964	4,455
Inventory at customers under purchase orders	1,012	1,032

Inventories	$8,444	$9,384

        Inventory at customers under purchase orders represent systems that have shipped under the terms of a customer purchase order, but have not yet qualified for revenue recognition as the systems had not met customer specifications as of December 31, 2002 or 2001.

Note 5—Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2002	2001
Furniture and equipment	$3,487	$2,582
Computer equipment	1,094	890
Computer software	1,323	1,227
Leasehold improvements	393	389

	6,297	5,088
Less: accumulated depreciation and amortization	(2,858)	(1,547)

Property and equipment, net	$3,439	$3,541

        Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $1,311, $897 and $363, respectively.

Note 6—Other Assets

        On May 6, 2002, the Company invested $500 in Excelerate Technologies, Inc. in the form of a note receivable. The note receivable bears interest at 8%, matures on May 5, 2003 and upon maturity is convertible into preferred stock of Excelerate Technologies and is secured by certain assets.

Note 7—Warranty

        Information with respect to changes in the warranty provision is as follows:

Changes in Warranty Liability
Accrual at December 31, 1999	$40
Warranties issued	200
Costs incurred	(114)

Accrual at December 31, 2000	126
Warranties issued	173
Costs incurred	(150)

Accrual at December 31, 2001	149
Warranties issued	101
Costs incurred	(139)

Accrual at December 31, 2002	$111

Note 8—Income Taxes

        The provision for (benefit from) income taxes consisted of the following:

	Years Ended December 31,
	2002	2001	2000
Current:
Federal	$(239)	$(152)	$960
State	—	1	25
Foreign	30	—	—

	(209)	(151)	985
Deferred:
Federal	679	(468)	(160)
State	217	(194)	(18)
Foreign	—	—	—

	896	(662)	(178)

Total provision for (benefit from) income taxes	$687	$(813)	$807

        A reconciliation of the expected federal income taxes at the statutory rate of 34% to the actual provision for (benefit from) income taxes is as follows:

	Years Ended December 31,
	2002	2001	2000
Expected federal income tax	$(3,037)	$(396)	$911
State income tax, net of federal tax effect	144	(127)	5
General business credits	(283)	(208)	(146)
Nondeductible expenses	100	86	66
Extraterritorial income exclusion	—	(97)	—
Tax exempt income	(58)	(81)	(6)
Change in valuation allowance	3,752	—	(23)
Foreign tax	30	—	—
Other	39	—	—
Cost (benefit) of graduated tax rates	—	10	—

Actual provision for (benefit from) income taxes	$687	$(813)	$807

        Deferred taxes consisted of the following:

	December 31,
	2002	2001
Current deferred tax assets:
Allowance for doubtful accounts	$207	$149
Compensation accrual	111	71
Inventory reserve	100	66
Warranty accrual	42	55
Accrued lease obligation	11	11
Prepaid expenses	(51)	(8)

Total current deferred tax assets	420	344
Long-term deferred tax assets:
Net operating loss carryovers	4,107	49
General business credits	1,007	596
Accrued lease obligation	30	46
Alternative minimum tax credits	—	76

Total gross deferred tax assets	5,564	1,111
Long-term deferred tax liabilities:
Depreciation	(204)	(215)
Valuation allowance	(5,360)	—

Net deferred tax assets	$—	$896

        The valuation allowance for deferred tax assets as of December 31, 2002 and 2001 was $5,360 and none, respectively. The net change in the total valuation allowance for the years ended December 31, 2002 and 2001 was an increase of $5,360 and none, respectively.

        At December 31, 2002, the Company had federal net operating loss carryforwards of approximately $10,500 that will expire in 2022 and state net operating loss carryforwards of approximately $3,970 that will begin to expire in 2016. The net operating losses are available to offset future federal and state taxable income, if any. In addition, the Company has general business tax credits for federal and state tax purposes of approximately $782 and $225, respectively, which are available to offset future federal and state regular income taxes, if any, and will begin to expire in 2015.

        Subsequently recognized tax benefits relating to the $5,360 valuation allowance for deferred tax assets as of December 31, 2002, would be reported in the consolidated statements of operations as an income tax benefit of $4,370 and in the consolidated statements of shareholders' equity as a tax benefit from stock options exercised of $990.

Note 9—Short-Term Debt

        On July 26, 2002 the Company entered into a revolving credit line agreement (the "Credit Facility") with a bank that expires in April 2004. The Credit Facility allows for borrowings of up to $5,000 subject to availability based on accounts receivable and inventory balances. Interest is payable monthly at the 30-day LIBOR rate plus 2.25%. The Credit Facility contains financial covenants, which include certain levels of tangible net worth and capital expenditures. As of December 31, 2002, the Company was in compliance with these covenants and there was no balance outstanding under the agreement.

        On June 30, 2002, the Company's previous revolving credit line agreement expired. There was no balance outstanding under the agreement at December 31, 2001.

Note 10—Shareholders' Equity

Net Income (Loss) Per Share

        The components of basic and diluted net income (loss) per share were as follows:

	Years Ended December 31,
	2002	2001	2000
Net income (loss)	$(8,933)	$(351)	$1,872
Weighted average common shares:
Basic	13,033	12,723	11,049
Effect of dilutive stock options and warrants	—	—	721

Diluted	13,033	12,723	11,770

Net income (loss) per share:
Basic	$(0.69)	$(0.03)	$0.17
Diluted	$(0.69)	$(0.03)	$0.16

        The total weighted average number of stock options and warrants excluded from the calculation of potentially dilutive securities either due to the exercise price exceeding the average market price or the inclusion of such securities in a calculation of net loss per share would have been anti-dilutive for the years ended December 31, 2002, 2001 and 2000 were 1,556, 1,585 and 129, respectively.

Common Stock

        On June 14, 2000, the Company sold 3,300 shares of Common Stock in the Company's initial public offering for cash of $39,600. The Company incurred expenses of $3,740 that were netted with the cash proceeds received.

Deferred Compensation

        In connection with the grant of stock options to employees in 1999, the Company recorded deferred compensation of $428, representing the difference between the estimated deemed value of the Common Stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholders' equity and will be amortized ratably over the vesting period of the options granted, generally five years. The charge to compensation expense related to this deferred compensation for the years ended December 31, 2002, 2001 and 2000 was $63, $93 and $98, respectively.

Employee Stock Purchase Plan

        During 2000, the Board of Directors and shareholders adopted the 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan"). The 2000 Purchase Plan allows employees, subject to certain restrictions, to purchase the Company's Common Stock through payroll deductions. Contributions are limited to 10% of an employee's compensation. The purchase price is set at 85% of the lower of the closing market price of the Company's Common Stock at the commencement or termination of a participation phase. Participation phases have a duration of six months and begin on January 1 and July 1 of each year. The Board of Directors has reserved 375 shares of Common Stock for issuance under the 2000 Purchase Plan. As of December 31, 2002, 83 shares of Common Stock had been purchased and 292 shares remain reserved for future issuance under the 2000 Purchase Plan.

Stock-based Compensation

        The Board of Directors and shareholders have adopted the 1997 incentive stock option plan (the "1997 Option Plan"), which originally provided for 1,125 shares available for issuance primarily to officers, directors and key employees. On April 14, 2000 and April 19, 2001, the shareholders authorized increases in the number of shares available for issuance to 2,250 and 2,650 shares, respectively. The 1997 Option Plan permits the granting of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and also nonqualified stock options which do not meet the requirements of Section 422. The exercise price of incentive stock options may not be less than the fair market value of the stock at the date of grant. The exercise price of nonqualified stock options may not be less than 85% of the fair market value of the stock at the date of grant. The stock options vest over periods that range from immediate to five years and expire seven years from the date of grant. As of December 31, 2002, there were 250 shares available for future grant under the 1997 Option Plan.

        Information with respect to option activity is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at December 31, 1999	1,144	$1.44
Granted	679	11.62
Exercised	(151)	0.96
Forfeited	(167)	5.89

Outstanding at December 31, 2000	1,505	5.64
Granted	385	11.55
Exercised	(151)	2.03
Forfeited	(123)	9.90

Outstanding at December 31, 2001	1,616	7.06
Granted	700	6.59
Exercised	(304)	3.10
Forfeited	(217)	9.11

Outstanding at December 31, 2002	1,795	$7.30

        The following table summarizes information about stock options outstanding at December 31, 2002:

		Weighted Average Remaining Contractual Life (years)		Exercisable
Range of Exercise Prices	Outstanding Options		Weighted Average Exercise Price	Exercisable Options	Weighted Average Exercise Price
$ 0.50 - 1.20	227	2.3	$0.90	192	$0.84
1.21 - 2.37	187	3.8	2.37	95	2.37
2.38 - 4.30	199	6.9	4.27	79	4.29
4.31 - 4.70	192	6.8	4.63	115	4.59
4.71 - 9.61	214	5.5	6.93	69	7.47
9.62 - 10.05	228	5.8	9.85	144	9.77
10.06 - 12.00	210	4.7	11.47	79	11.55
12.01 - 13.25	164	5.1	12.97	73	12.94
13.26 - 16.94	174	5.4	14.04	57	13.88

$ 0.50 - 16.94	1,795	5.1	$7.30	903	$6.44

        The estimated per share weighted average fair value of all stock options granted during the years ended December 31, 2002, 2001 and 2000 was $3.82, $7.48 and $7.25, respectively. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2002	2001	2000
Expected life	4.4 years	5.7 years	5.5 years
Risk free interest rate	3.4%	4.8%	6.1%
Volatility	74.2%	69.9%	68.6%
Dividend yield	—	—	—

        Had the Company recorded compensation cost based on the estimated fair value on the date of grant, as defined by SFAS 123, the Company's pro forma net income (loss) would have been as follows:

	Years ended December 31,
	2002	2001	2000
Net income (loss), as reported	$(8,933)	$(351)	$1,872
Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,491)	(916)	(563)

Pro forma net income (loss)	$(11,424)	$(1,267)	$1,309

Basic net income (loss) per share:
As reported	$(0.69)	$(0.03)	$0.17
Pro forma	(0.88)	(0.10)	0.12
Diluted net income (loss) per share:
As reported	$(0.69)	$(0.03)	$0.16
Pro forma	(0.88)	(0.10)	0.11

Note 11—Non-recurring Expenses

        During 2002, non-recurring expenses included $459 for the write-off of costs associated with a terminated acquisition, a $428 payment related to the modification of the Company's distributor agreement with Metron Technology, LTD, as a result of the Company's decision to sell directly to customers throughout Asia, except Japan and South Korea, and $357 of termination benefits related to a reduction in workforce of 18 employees, which affected all departments within the Company and was implemented in response to the continued downturn in the microelectronic industries.

        During 2001, non-recurring expenses included a $348 payment related to the modification of the Company's distributor agreement with Metron Technology, LTD, as a result of the Company's decision to sell directly to customers in Taiwan and $231 of termination benefits to 41 employees related to a reduction in workforce, which affected all departments within the Company and was implemented in response to the downturn in the microelectronic industries.

Note 12—Leases

        The Company leases its office and manufacturing facilities and certain equipment under noncancelable operating leases. Future minimum lease payments as of December 31, 2002, excluding operating costs, under these leases are as follows:

For the Years Ending December 31,	Amount
2003	$711
2004	685
2005	674
2006	226

Total minimum lease payments	$2,296

        Rent expense for all operating leases for the years ended December 31, 2002, 2001 and 2000 was $646, $617 and $485, respectively.

Note 13—Employee Retirement Plan

        The Company maintains an employee benefit plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code. The Plan is available to all employees who have reached the age of 18 and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their eligible compensation, subject to certain limitations. The Company matches 50% of the deferrals up to 6% of the employee's compensation. The Company made contributions to the Plan for the years ended December 31, 2002, 2001 and 2000 of $259, $250 and $88, respectively.

Note 14—Significant Customer Information

        The percentage of net revenues derived from major customers, which include distributors, and accounts receivable related to these customers were as follows:

	Years Ended December 31,
	2002	2001	2000
Net revenues:
Customer A	15%	12%	3%
Customer B	10%	—	—
Customer C	5%	17%	3%
Customer D	4%	13%	8%
Customer E	3%	13%	16%

Total	37%	55%	30%

	December 31,
	2002	2001
Accounts receivable:
Customer A	14%	35%
Customer B	2%	—
Customer C	2%	—
Customer D	—	1%
Customer E	2%	22%

Total	20%	58%

Note 15—Geographic Information

        All of the Company's tangible long-lived assets are located in the United States, except for a small amount of equipment in Taiwan. The Company derives revenues from shipments to customers outside of the United States. The percentage of net revenues by country was as follows:

	Years Ended December 31,
	2002	2001	2000
Net revenues:
United States	48%	56%	55%
Taiwan	37%	18%	22%
Japan	4%	13%	8%
Other	11%	13%	15%

	100%	100%	100%

Note 16—Quarterly Financial Data (unaudited)

	Three Months Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002
Net revenues	$5,510	$6,980	$6,273	$6,295
Gross profit	3,146	4,015	3,454	3,375
Operating loss	(1,815)	(2,114)	(2,673)	(2,268)
Net loss	(803)	(3,431)	(2,549)	(2,150)
Net loss per share:
Basic	$(0.06)	$(0.26)	$(0.19)	$(0.16)
Diluted	$(0.06)	$(0.26)	$(0.19)	$(0.16)
Weighted average common shares:
Basic	12,845	13,033	13,123	13,130
Diluted	12,845	13,033	13,123	13,130
	Three Months Ended
	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001
Net revenues	$10,904	$10,155	$3,253	$5,472
Gross profit	6,633	6,232	1,759	3,121
Operating income (loss)	1,292	553	(2,741)	(1,678)
Net income (loss)	1,149	617	(1,378)	(739)
Net income (loss) per share:
Basic	$0.09	$0.05	$(0.11)	$(0.06)
Diluted	$0.09	$0.05	$(0.11)	$(0.06)
Weighted average common shares:
Basic	12,640	12,687	12,768	12,795
Diluted	13,290	13,301	12,768	12,795

Note 17—Legal Proceedings

        From time to time, in the ordinary course of business, the Company is subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Except as described below, the Company is not aware of any asserted or unasserted legal proceedings or claims that management believes would have a material adverse effect on the Company's financial condition or results of operations.

        As described below under Note 18 "Subsequent Events", the Company has entered into a Settlement and Purchase Agreement with Semiconductor Technologies & Instruments, Inc. ("STI") and its sole shareholder, ASTI Holdings, Ltd ("ASTI") of Singapore, to purchase all of the outstanding stock of STI and resolve any remaining disputes with ASTI and STI regarding the Company's May 2002 Stock Purchase Agreement with ASTI and STI which the Company terminated in August 2002. If the Company is unable to close the acquisition, ASTI and STI may continue to seek resolution of disputes with respect to the Company's May 2002 Purchase Agreement. In August 2002, the Company terminated the May 2002 Purchase Agreement and asserted that ASTI owed the Company a break up fee of $2,600. ASTI claimed that the Company had improperly terminated the agreement and asserted that the Company owed the $2,600 break up fee to them. If the Company is unable to resolve this dispute by closing the proposed acquisition, resulting damage awards or the payment of the break up fee may have a material adverse effect on the Company's financial condition. Whether or not the Company prevails, the legal expenses involved in any such proceeding may be material.

Note 18—Subsequent Events

        On February 26, 2003 the Company entered into a Settlement and Purchase Agreement with STI and its sole shareholder, ASTI, to purchase all of the outstanding stock of STI and resolve any remaining disputes with ASTI and STI regarding the Company's May 2002 Stock Purchase Agreement with STI and ASTI which the Company terminated in August 2002. Pursuant to the Settlement and Purchase Agreement, the Company has agreed to purchase all of the outstanding stock of STI for a purchase price of $1,250 in cash and 215 shares of the Company's Common Stock. The agreement is subject to approval of the shareholders of ASTI and the Company expects to close the purchase in the second quarter of 2003.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,512	$1,895
Short-term marketable securities	18,694	15,438
Accounts receivable, net	5,199	7,054
Inventories	7,861	7,432
Inventories at customers under purchase orders	3,395	1,012
Prepaid expenses and other current assets	1,277	1,091

Total current assets	37,938	33,922
Property and equipment, net	3,605	3,439
Purchased technology, net	330	—
Long-term marketable securities	—	1,444
Other assets	658	705

Total assets	$42,531	$39,510

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,651	$2,273
Accrued compensation	710	554
Accrued liabilities	665	451
Customer deposits	5,263	1,268

Total current liabilities	10,289	4,546
Other non-current liabilities	85	97

Total liabilities	10,374	4,643

Shareholders' equity:
Common stock, no par value, 42,000,000 shares authorized, 13,418,815 and 13,152,304 shares issued and outstanding, respectively	43,087	42,158
Undesignated capital stock, no par value, 3,000,000 shares authorized, no shares issued or outstanding	—	—
Deferred compensation related to stock options	(75)	(105)
Accumulated deficit	(10,858)	(7,229)
Accumulated other comprehensive income	3	43

Total shareholders' equity	32,157	34,867

Total liabilities and shareholders' equity	$42,531	$39,510

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenues	$7,757	$6,980	$14,320	$12,490
Cost of revenues	3,548	2,965	6,503	5,329

Gross profit	4,209	4,015	7,817	7,161
Selling, general and administrative expenses	3,213	3,400	6,420	6,226
Research and development expenses	2,434	2,729	5,202	4,864

Operating loss	(1,438)	(2,114)	(3,805)	(3,929)
Interest income	78	174	176	382

Loss before provision for income taxes	(1,360)	(1,940)	(3,629)	(3,547)
Provision for income taxes	—	1,491	—	687

Net loss	$(1,360)	$(3,431)	$(3,629)	$(4,234)

Net loss per share:
Basic and diluted	$(0.10)	$(0.26)	$(0.27)	$(0.33)

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(3,629)	$(4,234)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	816	681
Provision for doubtful accounts	81	26
Amortization of deferred compensation related to stock options	27	31
Deferred income taxes	—	896
Changes in operating assets and liabilities, net of affects of acquisition:
Accounts receivable	2,120	73
Inventories	(1,285)	721
Prepaid expenses and other current assets	(114)	1,129
Accounts payable	1,378	336
Accrued compensation	156	57
Accrued liabilities	94	(86)
Customer deposits	3,605	(783)

Net cash provided by (used in) operating activities	3,249	(1,153)

Cash flows from investing activities:
Purchases of marketable securities	(18,097)	(16,487)
Maturities of marketable securities	16,245	19,823
Cash paid in acquisition	(1,370)	—
Purchases of property and equipment	(588)	(797)
Investment in other assets	—	(546)

Net cash provided by (used in) investing activities	(3,810)	1,993

Cash flows from financing activities:
Net proceeds from issuances of common stock	176	1,043

Net cash provided by financing activities	176	1,043

Effect of exchange rates on cash and cash equivalents	2	—

Net increase (decrease) in cash and cash equivalents	(383)	1,883
Cash and cash equivalents at beginning of period	1,895	1,523

Cash and cash equivalents at end of period	$1,512	$3,406

Supplemental cash flow information:
Net cash refunds of income taxes	$250	$1,749
Common stock issued for acquisition	$756	$—

See accompanying notes to consolidated financial statements.

AUGUST TECHNOLOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003

(In thousands, except per share amounts)

(Unaudited)

Note 1—Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations. In the opinion of the management of August Technology Corporation (collectively with its subsidiaries, the "Company"), all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included in the balance sheet at June 30, 2003, the results of operations for the three and six months ended June 30, 2003 and 2002, and the cash flows for the six months ended June 30, 2003 and 2002. The results of operations of the interim periods are not necessarily indicative of the results of operations that may be expected for any other period or for the year as a whole. These consolidated financial statements and notes hereto should be read in conjunction with the audited consolidated financial statements and notes thereto included herein and in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 4, 2003.

        The accompanying consolidated financial statements include the accounts of August Technology Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

        Certain prior year amounts have been reclassified to conform to the 2003 presentation.

Note 2—Business Combinations

        On April 15, 2003, the Company acquired all of the outstanding capital stock of Semiconductor Technologies & Instruments, Inc., a Delaware corporation ("STI"). STI manufactures automated defect inspection and metrology tools for probe floor applications. STI's products are integrated onto probers, providing microelectronics manufacturers with an automated solution for inspecting probe marks, ink dots, and active die regions. The results of operations of STI have been included in the Company's consolidated financial statements since the date of acquisition.

        The total consideration paid for STI, including direct acquisition costs, was $1,370 in cash and 215 shares of the Company's Common Stock for a total purchase price of $2,156. The purchase price has been allocated to the net assets acquired and liabilities assumed based upon their estimated fair market values.

        The allocation of the purchase price to the assets acquired and liabilities assumed was as follows:

Accounts receivable	$346
Inventories	1,527
Prepaid expenses and other current assets	72
Property and equipment	329
Accrued liabilities	(76)
Deferred revenue	(330)
Customer deposits	(60)
Purchased technology	348

$2,156

        The following unaudited pro forma consolidated financial information presents the combined results of operations of the Company and STI as if the acquisition occurred at the beginning of the periods presented, after giving effect to certain adjustments, including amortization expense. The unaudited pro forma consolidated financial information does not necessarily reflect the results of operations that would have occurred had the acquisition been completed as of the dates indicated or of the results that may be obtained in the future.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$7,757	$7,468	$14,590	$13,589
Net loss	$(1,412)	$(4,640)	$(4,430)	$(6,754)
Net loss per share:
Basic and diluted	$(0.10)	$(0.35)	$(0.33)	$(0.51)

Note 3—Identifiable Intangible Assets

        The net carrying value of identifiable intangible assets, as of June 30, 2003, consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Amount
Purchased technology (note 2)	$348	$(18)	$330

        The Company is amortizing the purchased technology on a straight-line basis over the estimated remaining useful life of four years. Amortization expense for the three and six months ended June 30, 2003 and 2002 was $18 and none, respectively. Assuming no change in the gross carrying value of identifiable intangible assets, the estimated amortization expense for the twelve months ending December 31, 2003 and for each of the next three years is $62 and $87, respectively.

Note 4—Accounts Receivable

        Accounts receivable consisted of the following:

	June 30, 2003	December 31, 2002
Billed receivables	$4,861	$7,209
Unbilled revenue	969	395

	5,830	7,604
Allowance for doubtful accounts	(631)	(550)

Accounts receivable, net	$5,199	$7,054

Note 5—Inventories

        Inventories consisted of the following:

	June 30, 2003	December 31, 2002
Raw materials	$3,706	$3,053
Work in process	960	1,415
Demonstration equipment	1,420	1,374
Finished goods	1,775	1,590

Inventories	$7,861	$7,432

        Inventories at customers under purchase orders represent systems that have shipped under the terms of a customer purchase order, but have not yet qualified for revenue recognition as the systems had not met customer specifications.

Note 6—Other Assets

        On May 6, 2002, the Company invested $500 in Excelerate Technologies, Inc. ("Excelerate") in the form of a Note Receivable (the "Note"). The Note was amended on February 13, 2003. The Note bears interest at prime and is secured by certain assets. The Note matures and converts into Excelerate preferred stock upon Excelerate raising $1,500 of additional financing via a sale of Excelerate preferred stock. The Note can be prepaid at anytime by paying the outstanding principal and interest, along with a prepayment fee of 7.5% on the combined outstanding principal and interest.

Note 7—Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as net income (loss) and other changes in shareholders' equity from transactions and other events from sources other than shareholders. The components of and changes in other comprehensive income (loss) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss	$(1,360)	$(3,431)	$(3,629)	$(4,234)
Other comprehensive income (loss):
Foreign currency translation adjustment	(3)	3	—	3
Net unrealized gain (loss) on investments	(14)	40	(40)	40

Comprehensive loss	$(1,377)	$(3,388)	$(3,667)	$(4,191)

Note 8—Shareholders' Equity

        Changes in shareholders' equity during the six months ended June 30, 2003 were as follows:

Shareholders' equity balance at December 31, 2002	$34,867
Net loss	(3,629)
Other comprehensive loss:
Net unrealized loss on securities	(40)

Comprehensive loss	(3,669)
Issuances of common stock in conjunction with:
Exercises of employee stock options	88
Employee stock purchase plan	88
Acquisition of subsidiary	756
Amortization of deferred compensation related to stock options	27

Shareholders' equity balance at June 30, 2003	$32,157

Net Loss Per Share

        The components of basic and diluted net loss per share were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss	$(1,360)	$(3,431)	$(3,629)	$(4,234)
Weighted average common shares:
Basic	13,352	13,033	13,255	12,939
Effect of dilutive stock options and warrants	—	—	—	—

Diluted	13,352	13,033	13,255	12,939

Net loss per share:
Basic and diluted	$(0.10)	$(0.26)	$(0.27)	$(0.33)

        The total weighted average number of stock options and warrants excluded from the calculation of potentially dilutive securities either due to the exercise price exceeding the average market price or the inclusion of such securities in a calculation of net loss per share would have been anti-dilutive for the three months ended June 30, 2003 and 2002 were 1,886 and 1,533, respectively, and for the six months ended June 30, 2003 and 2002 were 1,851 and 1,604, respectively.

Stock-based Compensation

        The estimated per share weighted average fair value of all stock options granted during the three months ended June 30, 2003 and 2002 was $2.79 and $9.61, respectively, and for the six months ended June 30, 2003 and 2002 was $2.72 and $6.07, respectively. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Expected life	5.8 years	5.9 years	5.5 years	3.7 years
Risk free interest rate	3.0%	4.8%	2.9%	3.9%
Volatility	75.1%	74.2%	75.2%	74.2%
Dividend yield	—	—	—	—

        Had the Company recorded compensation cost based on the estimated fair value on the date of grant, as defined by SFAS 123, the Company's pro forma net loss would have been as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss, as reported	$(1,360)	$(3,431)	$(3,629)	$(4,234)
Stock-based employee compensation expense determined under fair value based method for all awards	(377)	(325)	(675)	(1,281)

Net loss, pro forma	$(1,737)	$(3,756)	$(4,304)	$(5,515)

Basic and diluted net loss per share:
As reported	$(0.10)	$(0.26)	$(0.27)	$(0.33)
Pro forma	(0.13)	(0.29)	(0.32)	(0.43)

Note 9—Subsequent Event

        On July 3, 2003, the Company purchased substantially all of the assets of Counterpoint Solutions, Inc. of New York ("CSI"). The estimated total consideration of approximately $1,550, consisted of 200 shares of the Company's Common Stock, $57 of cash paid at closing, and up to an additional $100 of cash to be paid upon the achievement of certain product sales.

        During the year ended December 31, 2002, CSI had revenues of $885 and net income of $104.

REPORT OF INDEPENDENT AUDITORS

To the Directors of
ASTI Holdings Limited

        We have audited the accompanying balance sheets of Semiconductor Technologies & Instruments, Inc. as of December 31, 2001 and 2002, and the related statements of operations, shareholder's deficiency, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Semiconductor Technologies & Instruments, Inc. as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                      Ernst & Young
                      Certified Public Accountants

Singapore
April 10, 2003

SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

BALANCE SHEETS

(in thousands of U.S. dollars, except per share and share data)

		December 31,
				March 31, 2003
	Note	2001	2002
				(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents		$352	$405	259
Accounts receivable		1,177	220	410
Inventories, net	3	2,335	886	831
Prepaid expenses		101	69	70

Total current assets		3,965	1,580	1,570

Due from related parties	4	4,584	5,187	5,205
Property and equipment, net of accumulated depreciation	5	686	760	715
Deposit		25	25	25

Total assets		$9,260	$7,552	$7,515

LIABILITIES AND SHAREHOLDER'S DEFICIENCY
Current liabilities:
Accounts payable		$715	$137	67
Accrued expenses and other current liabilities	6	312	311	245
Deferred revenue		1,441	950	988
Advance payments from customer		—	—	60

Total current liabilities		2,468	1,398	1,360

Due to related parties	4	16,037	19,199	19,974

Shareholder's deficiency:
Common stock, $0.01 par value, 10,000 shares authorized, 1,000 shares issued and outstanding		—	—	—
Additional paid-in capital		3,672	3,684	3,684
Accumulated deficit		(12,917)	(16,729)	(17,503)

Total shareholder's deficiency		(9,245)	(13,045)	(13,819)

Total liabilities and shareholder's deficiency		$9,260	$7,552	$7,515

The accompanying notes are an integral part of these financial statements.

SEMICONDUCTOR TECHNOLOGIES & INVESTMENTS, INC.

STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except per share and share data)

		Year ended December 31,		Three months ended March 31,
	Note	2001	2002	2002	2003
				(Unaudited)
Net sales(a)	7	$6,877	$3,211	$611	$270
Commission income(b)	7	75	—	—	—

		6,952	3,211	611	270
Cost of sales(c)	7	5,730	2,480	604	196

Gross profit	7	1,222	731	7	74

Operating expenses
Research and development expenses		2,422	2,442	607	392
Selling, general and administrative expenses(d)		3,440	3,624	736	456

Total operating expenses		5,862	6,066	1,343	848

Operating loss		(4,640)	(5,335)	(1,336)	(774)
Other income(e)		—	1,500	—	—

Net loss before income tax		(4,640)	(3,835)	(1,336)	(774)
Income tax benefit	8	—	23	—	—

Net loss		$(4,640)	$(3,812)	$(1,336)	$(774)

Basic and diluted net loss per share		$(4,640)	$(3,812)	$(1,336)	$(774)
Basic and diluted weighted average number of shares		1,000	1,000	1,000	1,000
Statements of operations include the following transactions with ASTI and companies affiliated by common ownership.
(a) Net sales to affiliated companies		$1,828	$670	$—	$—
(b) Commission income from ASTI		75	—	—	—
(c) Cost of sales from affiliated companies		177	4	—	—
(d) Selling, general and administrative expenses paid by affiliated companies		87	34	3	—
(e) Other income from ASTI for transfer of intellectual properties		—	1,500	—	—

The accompanying notes are an integral part of these financial statements.

SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

STATEMENTS OF SHAREHOLDER'S DEFICIENCY

(in thousands of U.S. dollars, except per share and share data)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholder's Deficiency
	Shares	Amount
Balance at December 31, 2000	1,000	—	$3,672	$(8,277)	$(4,605)
Net loss	—	—	—	(4,640)	(4,640)

Balance at December 31, 2001	1,000	—	3,672	(12,917)	(9,245)
Net loss	—	—	—	(3,812)	(3,812)
Amortization of stock-based compensation	—	—	12	—	12

Balance at December 31, 2002	1,000	—	3,684	(16,729)	(13,045)
Net loss (unaudited)	—	—	—	(774)	(774)

Balance at March 31, 2003 (unaudited)	1,000	—	$3,684	$(17,503)	$(13,819)

The accompanying notes are an integral part of these financial statements.

SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

	Year ended December 31,		Three months ended March 31,
	2001	2002	2002	2003
			(Unaudited)
Cash flows from operating activities:
Net loss	$(4,640)	$(3,812)	$(1,336)	$(774)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	124	128	33	45
Impairment loss	—	901	—	—
Stock based compensation expense	—	12	7	—
Other income from ASTI	—	(1,500)	—	—
Changes in operating assets and liabilities
Accounts receivable	653	957	846	(190)
Inventories	1,791	346	75	55
Prepaid expenses	(8)	32	32	(1)
Accounts payable	30	(578)	(326)	(70)
Accrued expenses and other current liabilities	(208)	(1)	114	(66)
Deferred revenue	66	(491)	(346)	38
Advance payments from customer	—	—	—	60

Net cash used in operating activities	(2,192)	(4,006)	(901)	(903)

Cash flows from investing activities:
Acquisition of property and equipment	(114)	(2)	—	—

Net cash used in investing activities	(114)	(2)	—	—

Cash flows from financing activities:
Net due to/(from) related parties	2,347	4,061	801	757

Net cash provided by financing activities	2,347	4,061	801	757

Net increase (decrease) in cash and cash equivalents	41	53	(100)	(146)
Cash and cash equivalents at beginning of the year	311	352	352	405

Cash and cash equivalents at end of the year	$352	$405	$252	$259

Non-cash investing and financing activities:

  In the year ended December 31, 2002, $1,103 of inventories was transferred to fixed assets to be used in research and development activities and $2 of fixed assets were transferred to a related party.

The accompanying notes are an integral part of these financial statements.

SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

(in thousands of U.S. dollars, except per share and share data)

1.    NATURE OF OPERATIONS

        The principal activities of Semiconductor Technologies & Instruments, Inc. (the "Company") are those of design and sale of customized inspection and conditioning systems ("the product") used in the semiconductor manufacturing industry.

        The Company was incorporated on June 25, 1997, under the General Corporation Laws in the State of Delaware. It is a wholly owned subsidiary of ASTI Holdings Limited ("ASTI"), a company incorporated in Singapore. ASTI was a majority owned subsidiary of STI Holding Limited ("STIH"). STIH, a company incorporated in Bermuda was a wholly owned subsidiary of Flextech Holdings Limited ("FHL"), a company incorporated in Singapore. On January 16, 2002, STIH transferred all its shareholdings in ASTI to FHL. On January 30, 2002, FHL reduced its shareholdings in ASTI from 67.9% to 56% and on July 9, 2002, FHL further reduced its shareholding in ASTI to 49.4%.

        As discussed in note 4, the Company has had significant transactions with these entities and their affiliates.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)
Basis of preparation

  The financial statements are expressed in United States ("US") dollars, unless stated otherwise, and are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

(b)
Use of estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in the preparation of these financial statements include estimation of warranty reserves, provision for doubtful debts, reserves for obsolete and slow-moving inventories, useful lives of property and equipment and amount of expenses to accrue at balance sheet date.

(c)
Cash and cash equivalents

  The Company includes in cash and cash equivalents all short-term, highly liquid investments that mature within 90 days of their acquisition date. Cash equivalents consist principally of cash on hand and demand deposits and are stated at cost.

  The Company maintains its cash balances in one bank. The balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100.

(d)
Inventories

  Raw materials are valued at the lower of cost (calculated on a first-in-first-out basis) or market value. Work-in-progress and finished goods are valued at standard cost that approximates actual cost computed on a first-in-first-out-basis not in excess of market value. An allowance for loss on decline in market value and obsolescence is provided when necessary.

(e)
Property and equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Machinery, equipment and software	-	3-5 years
Leasehold improvements	-	Over the lesser of the lease term or the useful life
Office equipment	-	3 years

  Repair and maintenance costs are charged to expense as incurred. Renewals and improvements that extend the useful life are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in income.

(f)
Impairment of long-lived assets

  The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If an impairment is indicated, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(g)
Income taxes

  The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and the basis as reported in the financial statements, operating losses, and tax credit carryforwards. A valuation allowance is recorded to reduce deferred tax assets to an amount for which realization is more likely than not.

(h)
Financial instruments and concentration of risks

  The Company's financial instruments consist primarily of current assets, except for inventories (see Note 2(d)), and current liabilities and are stated at cost, which approximates fair market value because of the short maturity of these instruments.

  The Company sells products to customers primarily in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. An allowance for doubtful accounts is provided for when necessary.

  Net sales to major customers consist of the following:

	Percentage of net sales	Number of major customers	Accounts receivable from these customers as of December 31/ March 31
Year ended December 31, 2001	81%	4	$477
Year ended December 31, 2002	61%	3	220
Three months ended March 31, 2002 (unaudited)	99%	3	28
Three months ended March 31, 2003 (unaudited)	97%	2	383

  Net purchases from major suppliers consist of the following:

	Percentage of net purchases	Number of major suppliers	Accounts payable to these suppliers as of December 31/ March 31
Year ended December 31, 2001	29%	2	$269
Year ended December 31, 2002	45%	3	29
Three months ended March 31, 2002 (unaudited)	36%	1	—
Three months ended March 31, 2003 (unaudited)	69%	2	9
(i)
Revenue recognition

  The Company recognizes revenue for sales to external customers when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured, which generally coincides with receipt of final payment which establishes customer acceptance.

  The Company recognizes revenue for sales to affiliated companies when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured, which generally coincides with the delivery and invoicing.

  Discounts are provided in the period in which the sale is recognized. Shipping and handling costs are included in cost of goods sold.

(j)
Stock-based compensation

  At December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Under APB No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the company's stock and the amount an employee must pay to acquire the stock. Stock-based compensation cost recognized for the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) are none, $12, $7 and none, respectively. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation.

	Year ended December 31,		Three months ended March 31,
	2001	2002	2002	2003
			(Unaudited)
Net loss, as reported	$(4,640)	$(3,812)	$(1,336)	$(774)
Add: Total stock-based employee compensation expense, net of the related tax effects, included in the determination of net loss as reported	—	12	7	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(18)	(111)	(61)	—

Pro forma net loss	$(4,658)	$(3,911)	$(1,390)	$(774)

Net loss per share:
Basic and diluted—as reported	$(4,640)	$(3,812)	$(1,336)	$(774)

Basic and diluted—pro Forma	$(4,658)	$(3,911)	$(1,390)	$(774)

(k)
Research and development costs

  Research and development costs are expensed as incurred.

(l)
Advertising costs

  Advertising costs are expensed as incurred. For the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) advertising expense was $116, $43, $1 and none, respectively.

(m)
Net loss per share

  The Company computes earnings per share in accordance with SFAS No.128, "Earnings Per Share". Under the provisions of SFAS No.128, basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. When there is a net loss, other potentially dilutive securities are not included in the calculation of net loss per share since their inclusion would be anti-dilutive. The basic net loss per share is the same as the diluted net loss per share because there were no unissued shares under options nor were there any arrangements as of balance sheet date in which the Company is obligated to issue additional new shares.

(n)
Impact of recently issued accounting standards

  In August 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS 143, "Accounting for Asset Retirement Obligations". Initiated in 1994 as a project to improve the accounting for the costs of nuclear decommissioning, the FASB expanded the scope to include similar closure or removal-type costs in other industries that are incurred at any time during the life of an asset. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Adoption of SFAS 143 did not have a material impact on the Company's financial position and results of operations.

  In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" (including Certain Costs Incurred in a Restructuring). SFAS 146 supercedes EITF Issue No. 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002.

  In November 2002, the EITF reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables". EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of EITF 00-21 will have on its results of operations and financial condition.

  In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a roll-forward of the entity's product warranty liabilities. The Company does not expect the adoption of FIN 45 will have an impact on its financial position and results of operations.

  In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, and an Interpretation of ARB No. 51". FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 will have an impact on its financial position and results of operations.

3.    INVENTORIES, NET

  The net inventory balance is as follow:

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Raw materials	$437	$581	$564
Work-in-progress	1,201	83	40
Finished goods	2,222	2,020	2,025

	3,860	2,684	2,629
Allowance for loss on decline in market value and obsolescence	(1,525)	(1,798)	(1,798)

	$2,335	$886	$831

  The change in allowance for loss on decline in market value and obsolescence is as follow:

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Balance at beginning	$185	$1,525	$1,798
Net charged to cost of sales	1,340	687	—
Write-offs	—	(414)	—

Balance at end	$1,525	$1,798	$1,798

4.    RELATED PARTY TRANSACTIONS

Related party loans

        ASTI and a company affiliated by common ownership (the "Affiliated Company") have provided intercompany loans to the Company to cover the Company's short-term working capital requirements. If such funding were discontinued, the Company may not have adequate funds to operate its business.

However, ASTI and the Affiliated Company have committed to continue providing for the Company's working capital requirements until the Company ceases to be a subsidiary of ASTI. No formal terms exist for these intercompany loans whose balances are as follows:

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
ASTI	$(6,076)	$(5,847)	$(5,847)
Affiliated Company	(9,745)	(13,246)	(14,021)

	$(15,821)	$(19,093)	$(19,868)

Other related party transactions

        The accompanying statements of operations include the following transactions with ASTI and companies affiliated by common ownership:

	Year ended December 31,		Three months ended March 31,
	2001	2002	2002	2003
			(Unaudited)
Net sales	$1,828	$670	$—	$—
Commission income	75	—	—	—
Cost of sales	177	4	—	—
Other income (see note 7)	—	1,500	—	—

        In addition, there were payments made on behalf of the Company on a cost reimbursement basis as follows:

	Year ended December 31,		Three months ended March 31,
	2001	2002	2002	2003
			(Unaudited)
Selling, general and administrative expenses paid on behalf of the Company	$87	$34	$3	—

        Fixed asset transfers for the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) amounted to $2, $2, none and none, respectively. Inventory transfers for the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) amounted to none, $30, none and none, respectively. These transactions and noninterest-bearing advances have resulted in the following intercompany balances:

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Due from affiliated companies	$4,584	$5,187	$5,205
Due to affiliated companies	(216)	(106)	(106)

Total related party balances

        Related party loans and other related party transactions result in total related party balances of:

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Due from related companies	$4,584	$5,187	$5,205
Due to related companies	(16,037)	(19,199)	(19,974)

5.    PROPERTY AND EQUIPMENT

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Machinery, equipment, and software	$154	$356	$356
Leasehold improvements	725	725	725
Office equipment	178	178	178

	1,057	1,259	1,259
Less: accumulated depreciation and amortization	(371)	(499)	(544)

	$686	$760	$715

        For the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) depreciation expense was $124, $128, $33 and $45, respectively.

        In December 2002, the Company determined that there is a significant change in the extent or manner in which machinery and equipment are being used. Accordingly, the Company evaluated the ongoing value of the machinery and equipment. Based on this evaluation, the Company determined that machinery and equipment with a carrying amount of $1,103 was no longer recoverable and was in fact impaired, and wrote them down to their estimated fair value of $202. Fair value was based on expected future cash flows to be generated by these assets, discounted at the risk-free rate of interest.

        Impairment loss of $901 is included under selling, general and administrative expenses in the statement of operations.

6.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Accrued payroll and employee benefits	$216	$218	$160
Accrued professional fees	—	11	11
Warranty reserve	89	59	53
Others	7	23	21

	$312	$311	$245

The change in warranty reserve is as follow:
Balance at beginning	$150	$89	$59
Current period (writeback)/provision	(47)	27	12
Utilisation	(14)	(57)	(18)

Balance at end	$89	$59	$53

7.    NET SALES AND COSTS OF SALES

        The net sales of the Company are broken down into two main lines of products, namely the semiconductor backend inspection system ("VM") and the wafer level inspection system ("WAV"):

	Year ended December 31, 2001			Year ended December 31, 2002
	VM	WAV	Total	VM	WAV	Total
Net sales	$3,547	$3,330	$6,877	$110	$3,101	$3,211
Commission income	75	—	75	—	—	—

	3,622	3,330	6,952	110	3,101	3,211
Cost of sales	3,071	2,659	5,730	110	2,370	2,480

Gross profit	$551	$671	$1,222	$—	$731	$731

	Three months ended March 31, 2002			Three months ended March 31, 2003
	VM	WAV	Total	VM	WAV	Total
	(Unaudited)			(Unaudited)
Net sales	$—	$611	$611	$—	$270	$270
Commission income	—	—	—	—	—	—

	—	611	611	—	270	270
Cost of sales	—	604	604	—	196	196

Gross profit	$—	$7	$7	$—	$74	$74

        During the second quarter of 2001, the Company ceased the sale and production of its semiconductor backend inspection systems ("VM") and the product line was transferred to an affiliated company in Singapore. The sales of VM products in 2002 relates to the transfer of VM materials and parts to the affiliated company pursuant to the agreement to transfer the patents and intellectual properties related to the VM product line from the Company to ASTI. The Company received consideration of $1,500 for the transfer. The amount of consideration was determined based on the market value of the patents and intellectual properties.

8.    INCOME TAXES

        The benefit from income tax consisted of the following:

	Year ended December 31,		Three months ended March 31,
	2001	2002	2002	2003
			(Unaudited)
Income tax benefit	$—	$23	$—	$—

        A reconciliation of the expected federal income tax at the statutory rate of 34% to the actual benefit from income tax is as follows:

	Year ended December 31,		Three months ended March 31,
	2001	2002	2002	2003
			(Unaudited)
Expected federal income tax	$(1,578)	$(1,304)	$(454)	$(263)
State income tax, net of federal tax effect	(94)	52	62	(1)
Nondeductible expenses	72	70	17	12
Research and development credit	(170)	(631)	(498)	(34)
Change in valuation allowance	1,770	1,809	869	286
Income tax benefit due to net operating loss carryback	—	23	—	—
Others	—	4	4	—

Income tax benefit	$—	$23	$—	$—

        The Company accounts for income taxes using the asset and liability method under SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted rates when the differences are expected to reverse.

        The components of deferred income taxes are as follows:

	December 31,
			March 31, 2003
	2001	2002
			(Unaudited)
Deferred tax liabilities:
Prepaid expenses	$13	$8	$7
Property and equipment	71	81	85
State franchise tax	19	—	—

Total deferred tax liabilities	$103	$89	$92

Deferred tax assets:
Inventory reserves	$775	$880	$880
Accrued payroll	48	27	18
Deferred revenue	555	365	380
Unicap inventory adjustments	19	7	6
Net operating loss carryforwards and alternative minimum tax credit	3,169	4,451	4,701
Research and development tax credits	401	1,032	1,066

Deferred tax assets	4,967	6,762	7,051
Valuation allowance for deferred tax assets	(4,864)	(6,673)	(6,959)

Net deferred tax assets	$103	$89	$92

Net deferred tax liabilities	$—	$—	$—

        The net change in the valuation allowance for the year ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) was an increase of $1,770, $1,809, $869 and $286, respectively. A full valuation allowance has been recorded against the deferred tax assets balance because there was uncertainty on the future profitability of the Company, and as a result, the Company's ability to utilize the deferred tax assets in the future years.

        At December 31, 2002, the Company had net operating loss carryforwards of approximately $9,158, for income tax purposes, expiring between 2013 and 2015 for Federal purposes and $1,450 expiring between 2004 and 2005 for State purposes.

        At December 31, 2002, the Company had research and development credit carryforwards of approximately $807 expiring between 2012 and 2018.

9.    STOCK-BASED COMPENSATION

        On May 23, 2001, the Board of Directors and shareholders of ASTI approved the ASTI Share Option Scheme-2001 (the "Plan"). Under the Plan, shares not exceeding 15% of ASTI's total issued share capital on the day before offering may be granted to employees (including officers and directors) of ASTI, its subsidiaries and its controlled associated companies (as defined). The exercise price is the middle market quoted high/low price for the ASTI's shares issued by Singapore Exchange Trading Limited for the three trading days immediately preceding the date of grant.

        As of December 31, 2001, 1,530,000 options were granted to certain employees of the Company. Options granted vest 12 months from date of grant and once vested are exercisable at any time up to ten years from date of grant.

        Stock-based compensation cost recognized for the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited) are none, $12, $7 and none, respectively.

        Presented below is a summary of stock option activity as it pertains to the Company:

	Shares	Weighted-Average Exercise Price (Singapore dollars)
Balance as of January 1, 2001	—	$—
Granted	1,530,000	0.29
Exercised	—	—
Forfeited / Cancelled / Expired	—	—

Balance as of December 31, 2001	1,530,000	0.29
Granted	—	—
Exercised	—	—
Forfeited	(410,000)	—

Balance as of December 31, 2002	1,120,000	0.29
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Forfeited (unaudited)	(300,000)	—

Balance as of March 31, 2003 (unaudited)	820,000	$0.29

        Presented below is a summary of exercisable and unexercisable stock options as it pertains to the Company:

	Exercisable (Singapore dollars)
	December 31, 2001	December 31, 2002	March 31, 2003
			(unaudited)
Shares	—	1,120,000	820,000
Exercise price range	—	$0.29	$0.29
Weighted average exercise price	—	$0.29	$0.29
Weighted average remaining contractual life in years	—	8.33	8.08
	Unexercisable (Singapore dollars)
	December 31, 2001	December 31, 2002	March 31, 2003
			(unaudited)
Shares	1,530,000	—	—
Exercise price range	$0.29	—	—
Weighted average exercise price	$0.29	—	—
Weighted average remaining contractual life in years	9.33	—	—

        For the purposes of SFAS No. 123 pro forma disclosure, the fair value of options is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Risk-free interest rate	4.56%
Dividend yield	0.00%
Volatility factor	0.473
Weighted-average expected life (in yrs)	5

        The effects of applying SFAS No. 123's fair value method to options granted to employees of the Company results in the stock-based compensation cost amounting to $18, $111, $61 and none for the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited), respectively.

        The table below summarizes the weighted average fair value and exercise price of the stock options granted during the year.

	December 31, 2001 Singapore dollars	December 31, 2002 Singapore dollars	March 31, 2003 Singapore dollars
			(Unaudited)
Weighted average grant-date fair value of stock options granted during the year:
Where exercise price is lower than market price	$0.31	—	—
Weighted average exercise price of stock options granted during the year:
Where exercise price is lower than market price	$0.29	—	—

        In November 2001, FHL granted an option to an employee of the Company to purchase 10,000 shares of FHL stock under the Flextech Executives' Share Option Scheme at an exercise price approximately equivalent to the fair value of FHL stock on the date of grant.

10.    EMPLOYEE BENEFIT PLAN

        The Company maintains an employee defined contribution profit sharing benefit plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code. The Plan is available to all employees who have reached the age of 21 and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their eligible compensation, subject to certain limitations. Contributions to the Plan are made by the Company on a discretionary basis. For the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited), contributions were $52, none, none and none, respectively.

11.    COMMITMENTS

Operating lease commitments

        The Company leases premises, machinery and office equipment under several long-term operating leases which expire at various dates. The premises lease provides that the Company pay as additional rent its portion of taxes, insurance and other operating expenses applicable to the leased premises and has renewal options in three five year increments with lease rates stipulated in the agreement. The premises lease also contains an option to purchase the premises at any time during the first three years of the primary term at the prevailing market price. At the date of this report, management does not intend to purchase the premises. Lease commitments for the premises are exclusive of additional rent.

        Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more as of December 31, 2002 and March 31, 2003 (unaudited) are as follows:

	December 31, 2002	March 31, 2003
		(Unaudited)
2003	$460	$460
2004	459	464
2005	468	465
2006	465	465
2007	465	465
Thereafter	931	814

	$3,248	$3,133

        For the years ended December 31, 2001 and 2002, and the three months ended March 31, 2002 (unaudited) and 2003 (unaudited), rental expense for operating leases was $679, $637, $158 and $159, respectively.

12.    SUBSEQUENT EVENTS

        On February 26, 2003, ASTI entered into a settlement and purchase agreement (the "Purchase Agreement") with August Technology Corporation ("ATC"). Under the Purchase Agreement, ASTI has agreed to sell to ATC the entire issued and paid-up share capital of the Company for an aggregate purchase consideration of $1,250 of cash and 215,385 shares of ATC common stock. The transaction closed on April 15, 2003, after which the Company became a wholly owned subsidiary of ATC.

13.    CONTINGENT LIABILITY

Claims for royalty fees on the Development Agreement with ISOA

        On or about December 24 1997, the Company entered into a Development Agreement with ISOA, Inc. pursuant to which the parties agreed to jointly develop three stand-alone inspection software modules to be used on the Company's inspection systems platform (the "Development Agreement"). ISOA was required to provide engineering resources to develop the inspection software, while the Company was required to pay royalty fees totaling $1,000 of which $250 was to be prepaid upon execution of the Development Agreement while the remaining amounts were payable based on the Company's customers' acceptances on the each of the 3 software modules developed by ISOA. As of date of this report, the Company had paid $330 to ISOA. ISOA was subsequently acquired by Rudolph Technologies, Inc ("RTI") on 25 September 2002.

        In the period from late January to March 2003, the Company received letters from RTI, in which RTI requested the Company to fulfill its obligation to make royalty payments pursuant to the Development Agreement.

        In response to the correspondence from RTI, the Company disagreed with RTI's claim that the Company owed royalty payments to ISOA. The Company held the position that the Development

Agreement had been terminated on or about 8 May 2001 by mutual agreement with ISOA. The Company also explained that it had not made use of any of ISOA's proprietary technology, whether pursuant to the Development Agreement or not, in its past, present, or future development efforts.

        RTI has expressed disagreement to the Company's position that the Development Agreement has been terminated. They have also maintained that the Company has used ISOA technology for its benefit. They also claimed, in a subsequent letter dated March 18, 2003, that they believed that the Company might have used ISOA's technology on the platform of an inspection system recently introduced by August Technology Corporation ("ATC"). To-date, RTI has not provided any particulars or evidence of the Company having used ISOA technology in any of the ways they have alleged.

        Based on the current state of affairs, the Company does not believe that RTI has a credible claim and will vigorously defend itself if RTI actually institutes formal legal proceedings. However, litigation is always subject to uncertainty. If RTI is successful in their claims against the Company, the potential liability of the Company will be the remaining $670 unpaid royalty fees under the Development Agreement plus any damages that RTI can prove.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of each of August Technology Corporation (collectively with its subsidiaries, the "Company") and Semiconductor Technologies & Instruments, Inc. ("STI"). The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with the Company treated as the acquiror and as if the STI acquisition had been completed as of the beginning of the periods presented for statements of operations purposes and as of March 31, 2003 for balance sheet purposes.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's audited financial statements and STI's audited financial statements found elsewhere in this prospectus and the notes accompanying the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the STI acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

        The unaudited pro forma condensed combined financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the STI acquisition.

AUGUST TECHNOLOGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2003

(In thousands)

	August	STI	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,974	$259	$(259 (1,250	)(A) )(B)	$724
Short-term investments	13,719	—			13,719
Accounts receivable, net	4,928	410	—		5,338
Inventories, net	9,441	831	534	(B)	10,806
Prepaid expenses and other current assets	1,082	70	(150	)(B)	1,002

Total current assets	31,144	1,570	(1,125)		31,589
Property and equipment, net	3,306	715	(275	)(B)	3,746
Long-term investments	3,003	—	—		3,003
Other assets	682	25	(25	)(A)	682
Due from related parties	—	5,205	(5,205	)(A)	—
Purchased technology	—	—	342	(B)	342

Total assets	$38,135	$7,515	$(6,288)		$39,362

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,402	$67	$(67	)(A)	$2,402
Accrued compensation	980	160	(160	)(A)	980
Accrued liabilities	329	85	(4	)(A)	410
Deferred revenue	—	988	(658	)(B)	330
Customer deposits	1,721	60	—		1,781

Total current liabilities	5,432	1,360	(889)		5,903
Other non-current liabilities	97	—	—		97
Due to related parties	—	19,974	(19,974	)(A)	—

Total liabilities	5,529	21,334	(20,863)		6,000

Shareholders' equity (deficit)	32,606	(13,819)	756 14,716 (897	(B) (A) )(B)	33,362

Total shareholders' equity (deficit)	32,606	(13,819)	14,575		33,362

Total liabilities and shareholders' equity	$38,135	$7,515	$(6,288)		$39,362

See accompanying notes to unaudited pro forma condensed combined financial statements.

AUGUST TECHNOLOGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(In thousands, except per share amounts)

	August	STI	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$6,563	$270	$—		$6,833
Cost of revenues	2,955	196	—		3,151

Gross profit	3,608	74	—		3,682
Selling, general and administrative expenses	3,207	456	(27 (21 17	)(C) )(D) (E)	3,632
Research and development expenses	2,768	392	—		3,160

Operating income (loss)	(2,367)	(774)	31		(3,110)
Interest income (expense)	98	—	(6	)(F)	92

Income (loss) before benefit from income taxes	(2,269)	(774)	25		(3,018)
Benefit from income taxes	—	—	—		—

Net income (loss)	$(2,269)	$(774)	$25		$(3,018)

Net loss per share:
Basic	$(0.17)				$(0.23)
Diluted	$(0.17)				$(0.23)
Weighted average common shares:
Basic	13,158		215	(H)	13,373
Diluted	13,158		215	(H)	13,373

See accompanying notes to unaudited pro forma condensed combined financial statements.

AUGUST TECHNOLOGY CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(In thousands, except per share amounts)

	August	STI		Pro Forma Adjustments		Pro Forma Combined
Net revenues	$25,058	$3,211		$—		$28,269
Cost of revenues	11,068	2,480		—		13,548

Gross profit	13,990	731		—		14,721
Selling, general and administrative expenses	11,769	3,624		(108 (85 69	)(C) )(D) (E)	15,269
Research and development expenses	9,847	2,442		—		12,289
Non-recurring expenses	1,244	—		—		1,244

Operating income (loss)	(8,870)	(5,335)		124		(14,081)
Interest income (expense)	624	—		(22	)(F)	602
Other income	—	1,500	(G)	—		1,500

Income (loss) before benefit from income taxes	(8,246)	(3,835)		102		(11,979)
Benefit from income taxes	—	23		—		23

Net income (loss)	$(8,246)	$(3,812)		$102		$(11,956)

Net loss per share:
Basic	$(0.63)					$(0.90)
Diluted	$(0.63)					$(0.90)
Weighted average common shares:
Basic	13,033			215	(H)	13,248
Diluted	13,033			215	(H)	13,248

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands, except per share amounts)

        Based on the finalization of the valuation and other factors, the pro forma adjustments may differ materially from those present in these unaudited pro forma condensed combined financial statements. A change in the valuation assigned to tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

Balance Sheet

(A)
Represents the assets and liabilities that were not acquired in the acquisition of STI as follows:

  (Assets not acquired)/Liabilities not assumed:

Cash and cash equivalents	$(259)
Due from related parties	(5,205)
Other assets	(25)
Accounts payable	67
Accrued compensation	160
Accrued liabilities	4
Due to related parties	19,974

Effect on shareholders' equity	$14,716

  As noted in the table above, the due to/(from) related parties were not assumed in the acquisition of STI. Historically, the related parties did not charge interest to STI on the amounts due. Therefore, the pro forma statements of operations do not reflect any related party interest expense.

(B)
Represents the allocation of the purchase price of $1,250 of cash, 215 shares of the Company's Common Stock issued at the April 15, 2003 closing sale price of $3.51 per share on the NASDAQ National Market and $150 of acquisition related costs. The purchase price was allocated to the assets acquired and liabilities assumed or incurred in connection with the acquisition of STI's outstanding common stock as follows:

  Allocation of purchase price and related elimination entries:

Cash paid	$(1,250)
Prepaid acquisition related costs	(150)
Common Stock issued by the Company	(756)

Total estimated purchase price	(2,156)
Purchase accounting adjustment for acquired:
Property and equipment	(275)
Finished goods inventory	534
Purchased technology	342
Deferred revenue	658

Elimination of the equity of the acquired company	$(897)

Statements of Operations

(C)
Represents the decrease in facility expenses due to the reduction in square footage of leased space as a result of the acquisition.

(D)
Represents amortization expense of purchased technology. The useful life of the purchased technology is estimated to be 4 years.

(E)
Represents the decrease in depreciation expense due to the reduction in value of the acquired property and equipment.

(F)
Represents interest income foregone on net cash used at 1.6% interest rate per annum.

(G)
Represents the sale of STI's semiconductor backend inspection systems ("VM") materials and parts to an affiliated company pursuant to an agreement to transfer the patents and intellectual properties related to the VM product line from STI to an affiliated company. The amount of consideration was determined based on the market value of the patents and intellectual properties.

(H)
Represents shares of the Company's Common Stock issued for the acquisition of STI.

Description of Inside Back Cover

At the top left of the page is the following text: "Serving the microelectronic industries' need to drive down cost and time-to-market." At the top right of the page is a chart comprised of three circles showing how our solutions solve our customers' needs and problems. A circle at the top of the chart is titled "Customer Needs: Process Optimization" and has three bullets that read: (1) "Accelerated time-to-market," (2) "Decreased cost," (3) "Improved product performance." A second circle in the middle of the chart is titled "Customers' Problems: Complex Process" and has three bullets that read: (1) "Microscopic device features," (2) "Numerous steps & variables," (3) "Continual changes." The third circle at the bottom of the chart is titled, "August Technology's Solutions: Information through Product Characterization" and has two bullets that read: (1) "Data management & analysis," (2) "Wafer & die inspection."

At the bottom of the page are photos of products representing semiconductors, advanced packaging, optoelectronics, data storage, MEMs and micro display applications. Above the chart is the following text: "Our solutions serve growing diverse microelectronic applications."

Needham & Company, Inc.
Adams, Harkness & Hill, Inc.
A.G. Edwards & Sons, Inc.
RBC Capital Markets

The date of this prospectus is                          , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following expenses will be paid by the Registrant in connection with the distribution of the shares registered hereby. The Registrant is paying all of the selling shareholders' expenses related to this offering, except the selling shareholders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC Registration Fee, NASD Filing Fee and Nasdaq National Market Listing Fee are estimated.

SEC Registration Fee		$3,122
NASD Filing Fee		4,358
Nasdaq National Market Listing Fee		22,500
Printing Expenses		*
Legal Fees and Expenses		*
Accountants' Fees and Expenses		*
Blue Sky Fees and Expenses		*
Miscellaneous		*

Total	$	*

*
To be furnished by amendment

Item 15.    Indemnification of Directors and Officers.

        Minnesota Statutes, Section 302A.521, provides that a Minnesota business corporation shall indemnify a person, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to August Technology, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of an officer, board committee member or employee, reasonably believed that the conduct was in the best interests of August Technology, or, in the case of performance by a director, officer or employee of August Technology, involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of August Technology.

        "Proceeding" means a threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights. In addition, Section 302A.521, subd. 3, requires payment by August Technology, upon written request, of reasonable expenses in advance of final disposition of the proceeding in particular instances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

        August Technology's Amended and Restated Articles of Incorporation provide that a director is not liable to August Technology or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director except to the extent provided by the Minnesota Business Corporation Act. As authorized by the Minnesota Business Corporation Act, directors are not liable for monetary damages regarding negligence in the performance of their duties, except for liability (i) for any breach of the director's duty of loyalty to August Technology or its shareholders, (ii) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under the Minnesota statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction for which the director derived an improper personal benefit. This does not affect the availability of equitable remedies such as an injunction to present or remedy a director's breach of the duty of care.

        August Technology and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.    Exhibits.

        See Exhibit Index on page following signatures.

Item 17.    Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

(b)
The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on August 20, 2003.

AUGUST TECHNOLOGY CORPORATION
By:	/s/ JEFF L. O'DELL Jeff L. O'Dell, Chief Executive Officer

POWER OF ATTORNEY

        The undersigned each hereby constitutes and appoints any one or both of Jeff L. O'Dell and Stanley D. Piekos his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of August Technology Corporation with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Name	Title	Date

/s/ JEFF L. O'DELL Jeff L. O'Dell	Chief Executive Officer and Director (principal executive officer)	August 20, 2003
/s/ STANLEY D. PIEKOS Stanley D. Piekos	Chief Financial Officer (principal financial officer)	August 20, 2003
/s/ SCOTT A. GABBARD Scott A. Gabbard	Chief Accounting Officer (principal accounting officer)	August 20, 2003
/s/ JAMES A. BERNARDS James A. Bernards	Director	August 20, 2003
/s/ ROGER E. GOWER Roger E. Gower	Director	August 18, 2003
/s/ MICHAEL W. WRIGHT Michael W. Wright	Director	August 20, 2003
/s/ LINDA HALL WHITMAN Linda Hall Whitman	Director	August 20, 2003

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
to
Form S-3 Registration Statement

August Technology Corporation
(Exact name of Registrant as specified in its charter)

INDEX TO EXHIBITS

Exhibits Number	Description
1.1‡	Form of Underwriting Agreement
2.1
Definitive Agreement with ASTI Holdings Limited and Semiconductor Technologies & Instruments, Inc. dated May 23, 2002 (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended September 30, 2002)
2.2
Settlement and Purchase Agreement with ASTI Holdings Limited and Semiconductor Technologies & Instruments, Inc. dated February 26, 2003 (incorporated by reference to Exhibit 2.1 to the Company's Form 10-K for the year ended December 31, 2002)
2.3
Amendments dated March 19, 2003 and April 15, 2003*** to the Settlement and Purchase Agreement with ASTI Holdings Limited and Semiconductor Technologies & Instruments, Inc. dated February 26, 2003 (incorporated by reference to Exhibit 2.3 to the Company's Form 8-K dated April 15, 2003)
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
4.1	Instruments defining the rights of security holders, including indentures (reference is made to Exhibits 3.1 and 3.2)
4.2	Form of Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
5.1*	Opinion and Consent of Fredrikson & Byron, P.A.
10.1	1997 Stock Option Plan, as amended and restated through July 29, 2003 (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 2003)**
10.2
International Distributor Agreement between the Company and Marubeni Solutions Corporation dated June 14, 1999 (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.3
International Distributor Agreement between the Company and Metron Technology B.V. dated September 10, 1999 (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)

10.4
International Distributor Agreement between the Company and Quasys AG dated September 23, 1996 (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.5
International Distributor Agreement between the Company and Firfax Systems Ltd. dated September 3, 1996 (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.6
Office Warehouse Lease Agreement between the Company and West 78th Street, Bloomington Associates, LLC, dated October 18, 1999 (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.7
Amendments to the Lease Agreement between the Company and Duke Realty Minnesota, LLC, dated March 12, 1999 and October 29, 1999 (incorporated by reference to Exhibit 10.7 to the Company's Form 10-K for the year ended December 31, 2002)
10.8
Amendment to the International Distributor Agreement between the Company and Metron Technology B.V., dated May 19, 2002 (incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the year ended December 31, 2002)
10.9
Lease Agreement between the Company and Duke Realty Minnesota, LLC, dated August 18, 1998 (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.10
Stock Purchase Warrant between the Company and III-D Capital, LLC, dated July 24, 1998 (incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.11
OEM Agreement between the Company and Santok Software Solutions Inc., dated January 26, 2000 (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1, Reg. No. 333-32692)
10.12
August Technology 2000 Employee Stock Purchase Plan, as amended and restated through April 30, 2002 (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 2002)**
10.13
Convertible Promissory Note between the Company and Excelerate Technologies, Inc. dated May 6, 2002, as amended by the Amendments to the Convertible Promissory Note dated October 29, 2002 (incorporated by reference to Exhibit 10.14 to the Company's Form 10-K for the year ended December 31, 2002)
10.14
Executive Employment Contract between the Company and Scott A. Gabbard, dated July 11, 2002 (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarter ended September 30, 2002)**
10.15
Amendments to the Lease Agreement between the Company and West 78th Street Bloomington Associates, LLC, dated March 31, 2000 and July 25, 2000 (incorporated by reference to Exhibit 10.22 to the Company's Form 10-K for the year ended December 31, 2000)
10.16	August Technology 2001 Annual Incentive Plan (incorporated by reference to Exhibit 10.24 to the Company's Form 10-K for the year ended December 31, 2000)**

10.17	Executive Employment Contract between the Company and Jeff L. O'Dell, dated March 6, 2002 (incorporated by reference to Exhibit 10.22 to the Company's Form 10-K for the year ended December 31, 2001)**
10.18
Executive Employment Contract between the Company and Thomas C. Velin, dated March 6, 2002 (incorporated by reference to Exhibit 10.23 to the Company's Form 10-K for the year ended December 31, 2001)**
10.19	Executive Employment Contract between the Company and David Klenk, dated March 6, 2002 (incorporated by reference to Exhibit 10.24 to the Company's Form 10-K for the year ended December 31, 2001)**
10.20	Executive Employment Contract between the Company and Mark Harless, dated March 6, 2002 (incorporated by reference to Exhibit 10.25 to the Company's Form 10-K for the year ended December 31, 2001)**
10.21
Executive Employment Contract between the Company and Thomas Verburgt, dated March 6, 2002 (incorporated by reference to Exhibit 10.26 to the Company's Form 10-K for the year ended December 31, 2001)**
10.22	Executive Employment Contract between the Company and John M. Vasuta, dated March 6, 2002 (incorporated by reference to Exhibit 10.27 to the Company's Form 10-K for the year ended December 31, 2001)**
10.23
Executive Employment Contract between the Company and D. Mayson Brooks, dated March 5, 2002 (incorporated by reference to Exhibit 10.28 to the Company's Form 10-K for the year ended December 31, 2001)**
10.24	Executive Employment Contract between the Company and Wayne Hubin, dated March 6, 2002 (incorporated by reference to Exhibit 10.29 to the Company's Form 10-K for the year ended December 31, 2001)**
10.25	Executive Employment Contract between the Company and Albert Eliasen, dated March 6, 2002 (incorporated by reference to Exhibit 10.30 to the Company's Form 10-K for the year ended December 31, 2001)**
10.26	August Technology 2002 Annual Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company's Form 10-K for the year ended December 31, 2001)**
10.27
Amendment to the Lease Agreement between the Company and West 78th Street, Bloomington Associates, LLC, dated June 18, 2001 (incorporated by reference to Exhibit 10.32 to the Company's Form 10-K for the year ended December 31, 2001)
10.28
Amendment to the International Distributor Agreement between the Company and Metron Technology B.V., dated April 17, 2001 (incorporated by reference to Exhibit 10.33 to the Company's Form 10-K for the year ended December 31, 2001)
10.29
Revolving Credit Agreement between the Company and Excel Bank Minnesota, dated July 26, 2002 (incorporated by reference to Exhibit 10.31 to the Company's Form 10-K for the year ended December 31, 2002)
10.30	Revolving Note between the Company and Excel Bank Minnesota, dated July 26, 2002 (incorporated by reference to Exhibit 10.32 to the Company's Form 10-K for the year ended December 31, 2002)

10.31	Security Agreement between the Company and Excel Bank Minnesota, dated July 26, 2002 (incorporated by reference to Exhibit 10.33 to the Company's Form 10-K for the year ended December 31, 2002)
10.32	Security Agreement between the Company and Excelerate Technologies, LLC dated May 6, 2002 (incorporated by reference to Exhibit 10.36 to the Company's Form 10-K for the year ended December 31, 2002)
10.33	Code of Ethics (incorporated by reference to Exhibit 10.35 to the Company's Form 10-K for the year ended December 31, 2002)
10.34	Executive Employment Contract between the Company and Stanley Piekos, dated April 7, 2003 (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarter ended March 31, 2003)**
10.35
Amendment to Convertible Promissory Note between the Company and Excelerate Technologies Holdings, LLC, dated February 13, 2003 (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended March 31, 2003)
10.36
Financing Agreement between the Company and Excelerate Technologies, LLC, effective May 6, 2002 (incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q for the quarter ended March 31, 2003)
10.37
1998 Board of Directors Compensation Plan, adopted by the Board of Directors, amended and restated as of July 29, 2003 (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 2003)**
10.38*	Fourth Amendment to Lease Agreement between the Company and West 78th Street Bloomington Associates, LLC dated February 28, 2003
10.39*	Lease Agreement between the Company and 190/STI, L.P. dated March 3, 2003
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Form 10-K for the year ended December 31, 2002)
23.1*	Consent of KPMG LLP
23.2*	Consent of Ernst & Young Singapore
23.3*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

*
Filed herewith

**
Management contract or compensatory plan or arrangement

***
A Confidential Treatment Request for certain information in this document has been filed with the Securities and Exchange Commission. The information for which treatment has been sought has been deleted from such exhibit and the deleted text replaced by three asterisks (***).

‡
To be filed by amendment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
The Offering
Summary Consolidated Financial Data (in thousands, except per share data)
RISK FACTORS
Risks Related to Our Business
Risks Related to this Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL AND SELLING SHAREHOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
AUGUST TECHNOLOGY CORPORATION Index to Consolidated Financial Statements
INDEPENDENT AUDITORS' REPORT
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (In thousands, except share amounts)
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
AUGUST TECHNOLOGY CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except per share amounts)
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)
AUGUST TECHNOLOGY CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
AUGUST TECHNOLOGY CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2003 (In thousands, except per share amounts) (Unaudited)
REPORT OF INDEPENDENT AUDITORS
SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC. BALANCE SHEETS (in thousands of U.S. dollars, except per share and share data)
SEMICONDUCTOR TECHNOLOGIES & INVESTMENTS, INC. STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except per share and share data)
SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC. STATEMENTS OF SHAREHOLDER'S DEFICIENCY (in thousands of U.S. dollars, except per share and share data)
SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC. STATEMENTS OF CASH FLOWS (in thousands of U.S. dollars)
SEMICONDUCTOR TECHNOLOGIES & INSTRUMENTS, INC. NOTES TO THE FINANCIAL STATEMENTS (in thousands of U.S. dollars, except per share and share data)
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
AUGUST TECHNOLOGY CORPORATION AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET March 31, 2003 (In thousands)
AUGUST TECHNOLOGY CORPORATION AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 (In thousands, except per share amounts)
AUGUST TECHNOLOGY CORPORATION AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002 (In thousands, except per share amounts)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements (in thousands, except per share amounts)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS